Exhibit 1.3

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

FOR THE YEAR ENDED DECEMBER 31, 2011

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada
Tel: (604) 640-3020
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Pan American Silver Corp.

We have audited the accompanying consolidated financial statements of Pan American Silver Corp. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Pan American Silver Corp. and subsidiaries as at December 31, 2011, December 31, 2010 and January 1, 2010 and their financial performance and cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 21, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Independent Registered Chartered Accountants
March 21, 2012
Vancouver, Canada

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada
Tel: (604) 640-3020
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Pan American Silver Corp.

We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company”) as of December 31, 2011, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended December 31, 2011 of the Company and our report dated March 21, 2012 expressed an unqualified opinion on those consolidated financial statements.

Independent Registered Chartered Accountants
March 21, 2012
Vancouver, Canada

Pan American Silver Corp.

Consolidated Statements of Financial Position

As at December 31, 2011, December 31, 2010 and January 1, 2010

(in thousands of U.S. dollars)

	December 31, 2011	December 31, 2010	January 1, 2010
Assets
Current assets
Cash	$262,901	$179,921	$100,474
Short-term investments (Note 5)	228,321	180,583	92,623
Trade and other receivables (Note 4)	103,433	66,893	66,059
Income taxes receivable	2,542	87	12,132
Inventories (Note 6)	135,696	106,854	93,446
Derivative financial instruments	—	—	160
Prepaids and other current assets	9,343	6,520	2,568
	742,236	540,858	367,462
Non-current assets
Mineral property, plant and equipment, net (Note 7)	1,189,708	1,161,323	1,177,076
Long-term refundable tax	10,253	28,171	11,909
Deferred tax assets (Note 20)	4,170	6,826	7,351
Other assets (Note 8)	5,429	1,618	6,521
Total Assets	$1,951,796	$1,738,796	$1,570,319

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 9)	$78,258	$77,662	$90,591
Provisions (Note 10)	2,341	3,450	4,948
Current portion of finance lease (Note 11)	20,841	118	620
Current income tax liabilities	74,366	29,699	4,021
	175,806	110,929	100,180
Non-current liabilities
Provisions (Note 10)	59,052	74,016	57,273
Deferred tax liabilities (Note 20)	54,919	49,804	33,872
Share purchase warrants (Note 13)	23,651	127,890	43,919
Long-term portion of finance lease (Note 11)	10,824	5,360	—
Other long-term liabilities (Note 12)	25,457	20,788	20,788
Total Liabilities	349,709	388,787	256,032

Equity
Capital and reserves (Note 13)
Issued capital	1,243,241	1,276,887	1,206,647
Share option reserve	8,631	7,022	6,349
Investment revaluation reserve	2,146	7,698	1,452
Retained earnings	339,821	49,751	83,875
Total Equity attributable to equity holders of the Company	1,593,839	1,341,358	1,298,323
Non-controlling interests	8,248	8,651	15,964
Total Equity	1,602,087	1,350,009	1,314,287
Total Liabilities and Equity	$1,951,796	$1,738,796	$1,570,319

See accompanying notes to the consolidated financial statements.

APPROVED BY THE BOARD ON MARCH 21, 2012

“signed”	Ross Beaty, Director	“signed”	Geoff A. Burns, Director

Pan American Silver Corp.

Consolidated Income Statements

For the years ended December 31, 2011 and December 31, 2010

(in thousands of U.S. dollars)

	2011	2010
Revenue (Note 18)	$855,275	$646,553
Production Costs (Note 14)	(341,363)	(307,787)
Depreciation and amortization	(82,756)	(83,084)
Royalties	(22,031)	(14,567)
Mine operating earnings	409,125	241,115

General and administrative	(18,291)	(17,109)
Exploration and project development	(27,727)	(24,527)
Doubtful accounts provision	—	(4,754)
Foreign exchange (losses) gains	(8,126)	1,686
Gain (loss) on commodity and foreign currency contracts	681	(237)
Gain on sale of assets	1,190	651
Other income (Note 19)	15,728	4,527
Earnings from operations	372,580	201,352

Gain (loss) on derivatives (Note 13)	101,828	(90,661)
Investment income	3,055	961
Interest and finance expense	(6,199)	(5,730)
Earnings before income taxes	471,264	105,922
Income taxes (Note 20)	(117,118)	(90,215)
Net earnings for the year	$354,146	$15,707

Attributable to:
Equity holders of the Company	$352,494	$13,711
Non-controlling interests	1,652	1,996
	$354,146	$15,707

Earnings per share attributable to common shareholders (Note 16)
Basic earnings per share	$3.31	$0.13
Diluted earnings per share	$3.31	$0.13
Weighted average shares outstanding (in 000’s) Basic	106,434	106,969
Weighted average shares outstanding (in 000’s) Diluted	106,598	107,277

Consolidated Statements of Comprehensive Income
For the years ended December 31, 2011 and December 31, 2010 (in thousands of U.S. dollars)
	2011	2010
Net earnings for the year	$354,146	$15,707

Unrealized net (loss) gains on available for sale securities (net of zero dollars tax)	(3,979)	6,544
Reclassification adjustment for net gains included in earnings	(1,573)	(298)
Total comprehensive income for the year	$348,594	$21,953

Total comprehensive income attributable to:
Equity holders of the Company	$346,942	$19,957
Non-controlling interests	1,652	1,996
	$348,594	$21,953

See accompanying notes to the consolidated financial statements.

Pan American Silver Corp.

Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and December 31, 2010

(in thousands of U.S. dollars)

	2011	2010
Cash flow from operating activities
Net earnings for the year	$354,146	$15,707

Current income tax expense (Note 20)	109,347	73,758
Deferred income tax provision (Note 20)	7,771	16,457
Depreciation and amortization	82,756	83,084
Accretion on closure and decommissioning provision	3,268	3,668
Unrealized gain on foreign exchange	(1,071)	(624)
Doubtful account provision	—	4,754
Stock-based compensation expense	3,502	4,028
Unrealized (gain) loss on commodity contracts	—	160
(Gain) /loss on derivatives	(101,828)	90,661
Gain on sale of assets	(1,190)	(651)
Changes in non-cash operating working capital (Note 17)	(39,435)	(12,622)
Operating cash flows before interest and income taxes	417,266	278,380

Interest paid	(557)	(137)
Interest received	1,482	664
Income taxes paid	(58,736)	(36,651)
Net cash generated from operating activities	$359,455	$242,256

Cash flow from investing activities
Payments for mineral property, plant and equipment	(123,579)	(78,010)
Net purchases of short term investments	(51,071)	(80,162)
Proceeds from sale of mineral property, plant and equipment	1,297	1,337
Net refundable tax and other asset expenditures	(3,915)	(3,922)
Net cash used in investing activities	$(177,268)	$(160,757)

Cash flow from financing activities
Proceeds from issue of equity shares	4,453	11,887
Shares repurchased and cancelled (Note 13)	(94,034)	—
Advances on working capital	—	(5,630)
Dividends paid	(10,732)	(8,026)
Net contributions/(distributions) from non-controlling interests	904	(992)
Net cash used in financing activities	$(99,409)	$(2,761)
Effects of exchange rate changes on cash	202	709
Net increase in cash	82,980	79,447
Cash at the beginning of the year	179,921	100,474
Cash at the end of the year	$262,901	$179,921

See accompanying notes to the consolidated financial statements.

Pan American Silver Corp.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2011 and 2010

(in thousands of U.S. dollars, except for number of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Share option reserve	Investment revaluation reserve	Retained earnings	Total	Non- controlling interest	Total equity
Balance, January 1, 2010	105,117,120	$1,206,647	$6,349	$1,452	$83,875	$1,298,323	$15,964	$1,314,287
Total comprehensive income
Net earnings for the year	—	—	—	—	13,711	13,711	1,996	15,707
Other comprehensive income	—	—	—	6,246	—	6,246	—	6,246
	—	—	—	6,246	13,711	19,957	1,996	21,953
Issued on the exercise of stock options	450,587	9,003	(1,655)	—	—	7,348	—	7,348
Issued as compensation	76,918	2,490	—	—	—	2,490	—	2,490
Issued on the exercise of warrants	399,005	15,215	—	—	—	15,215	—	15,215
Issued to acquire non-controlling interest of Aquiline Resources Inc.	1,747,738	43,532	—	—	(39,809)	3,723	(7,709)	(3,986)
Other decreases in non-controlling interest	—	—	—	—	—	—	(608)	(608)
Distributions by subsidiaries to non-controlling interests	—	—	—	—	—	—	(992)	(992)
Stock-based compensation on option grants	—	—	2,328	—	—	2,328	—	2,328
Dividend declared	—	—	—	—	(8,026)	(8,026)	—	(8,026)
Balance, December 31, 2010	107,791,368	$1,276,887	$7,022	$7,698	$49,751	$1,341,358	$8,651	$1,350,009
Total comprehensive income
Net earnings for the year	—	—	—	—	352,494	352,494	1,652	354,146
Other comprehensive loss	—	—	—	(5,552)	—	(5,552)	—	(5,552)
	—	—	—	(5,552)	352,494	346,942	1,652	348,594
Issued on the exercise of stock options	90,093	2,692	(503)	—	—	2,189	—	2,189
Issued as compensation	53,721	1,329	—	—	—	1,329	—	1,329
Issued on the exercise of warrants	139,761	4,675	—	—	—	4,675	—	4,675
Shares repurchased and cancelled	(3,582,200)	(42,342)	—	—	(51,692)	(94,034)	—	(94,034)
Distributions by subsidiaries to non-controlling interests	—	—	—	—	—	—	(2,055)	(2,055)
Stock-based compensation on option grants	—	—	2,112	—	—	2,112	—	2,112
Dividend declared	—	—	—	—	(10,732)	(10,732)	—	(10,732)
Balance, December 31, 2011	104,492,743	$1,243,241	$8,631	$2,146	$339,821	$1,593,839	$8,248	$1,602,087

See accompanying notes to the consolidated financial statements.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

1.                                      Nature of Operations

Pan American Silver Corp. is the ultimate parent company of its subsidiary group (collectively, the “Company”, or “Pan American”).  The Company is incorporated and domiciled in Canada, and its registered office is at Suite 1500 — 625 Howe Street, Vancouver, British Columbia, V6C 2T6.

The Company is engaged in the production and sale of silver, gold and other base metals including copper, lead and zinc as well as other related activities, including exploration, extraction, processing, refining and reclamation.  The Company’s primary product (silver) is produced in Peru, Mexico, Argentina and Bolivia.  Additionally, the Company has project development activities in Peru, Mexico and Argentina, and exploration activities throughout South America and Mexico.

2.                                     Summary of Significant Accounting Policies

a.              Statement of Compliance

These annual consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”) issued by the International Accounting Standards Board (“IASB”).  The Company adopted IFRS in accordance with IFRS 1 — First-time adoption of International Financial Reporting Standards (“IFRS 1”) with a transition date of January 1, 2010.  These consolidated financial statements have been prepared in accordance with IFRS standards and interpretations effective as of December 31, 2011.

b.     Basis of Preparation

The Company’s accounting policies have been applied consistently in preparing these consolidated annual financial statements for the year ended December 31, 2011, the comparative information as at December 31, 2010 and the opening statement of financial position at the date of transition.  The effects of the transition to IFRS on the statements of financial position, equity, total comprehensive income and income statements are presented in Note 23.

c.     Significant Accounting Policies

Principles of Consolidation: The financial statements consolidate the financial statements of Pan American and its subsidiaries. All intercompany balances and transactions, including unrealized profits and losses arising from intra-company transactions, have been eliminated in full. The results of subsidiaries acquired or sold are consolidated for the periods from or to the date on which control passes. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. This occurs when the Company has more than 50% voting power through ownership or agreements, except where minority rights are such that a minority shareholder is able to prevent the Company from exercising control. Where there is a loss of control of a subsidiary, the financial statements include the results for the part of the reporting period during which the Company has control. Subsidiaries use the same reporting period and same accounting policies as the Company.

For partly owned subsidiaries, the net assets and net earnings attributable to non-controlling shareholders are presented as “net earnings attributable to non-controlling interest” in the consolidated statement of financial position and consolidated income statement.

The consolidated financial statements include the wholly-owned and partially-owned subsidiaries of the Company, the most significant of which are presented in the following table:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Subsidiary	Location	Ownership Interest	Status	Operations and Development Projects Owned

Pan American Silver S.A. Mina Quiruvilca	Peru	100%	Consolidated	Huaron Mine/Quiruvilca Mine
Compañía Minera Argentum S.A.	Peru	92%	Consolidated	Morococha Mine
Minera Corner Bay S.A.	Mexico	100%	Consolidated	Alamo Dorado Mine
Plata Panamericana S.A. de C.V.	Mexico	100%	Consolidated	La Colorada Mine
Compañía Minera Tritón S.A.	Argentina	100%	Consolidated	Manantial Espejo Mine
Pan American Silver (Bolivia) S.A.	Bolivia	95%	Consolidated	San Vicente Mine
Minera Argenta S.A.	Argentina	100%	Consolidated	Navidad Project

Associates:  An associate is an entity over which the investor has significant influence but not control and that is neither a subsidiary nor an interest in a joint venture.  Significant influence is presumed to exist where the Company has between 20% and 50% of the voting rights, but can also arise where the Company has less than 20%, if the Company has the power to be actively involved and influential in policy decisions affecting the entity.  The Company’s share of the net assets and net earnings or loss is accounted for in the consolidated financial statements using the equity method of accounting.

Basis of measurement:  These consolidated financial statements have been prepared on a historical cost basis except for derivative financial instruments, share purchase warrants and assets classified as at fair value through profit or loss or available-for-sale which are measured at fair value.  Additionally, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

Currency of presentation:  The consolidated financial statements are presented in United States dollars (“USD”), which is the Company’s functional and presentation currency, and all values are rounded to the nearest thousand except where otherwise indicated.

Business combinations: Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition.  When the cost of acquisition exceeds the fair values attributable to the Group’s share of the identifiable net assets, the difference is treated as purchased goodwill, which is not amortised but is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the income statement.  Acquisition related costs, other than costs to issue debt or equity securities, of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees are expensed as incurred.  The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs.  The costs to issue debt securities are capitalized and amortized using the effective interest method.

Control of a business may be achieved in stages.  Upon the acquisition of control, any previously held interest is re-measured to fair value at the date control is obtained resulting in a gain or loss upon the acquisition of control.  In addition, any change relating to interest previously recognized in other comprehensive income is reclassified to the income statement upon the acquisition of control.

Significant Judgements in Applying Accounting Policies and Key Sources of Estimation Uncertainty: Many of the amounts included in the financial statements involve the use of judgement and or estimates in the process of applying the Company’s accounting policies.  These judgements and estimates are based on management’s knowledge of the relevant facts and circumstances, having regard to previous experience, but actual results may differ from the amounts included in the financial statements.

(a)         Critical Judgements in the Application of Accounting Policies

Judgements that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

•            Capitalization of exploration and evaluation costs:  The Company has determined that exploration and evaluation costs incurred during the year for the respective operating mines, Navidad and other exploration interests have potential future economic benefits and are potentially economically recoverable. In making this judgement, the Company has assessed various sources of information including but not limited to the geologic and metallurgic information, history of conversion of mineral deposits to proven and probable mineral reserves, scoping and feasibility studies, proximity to existing ore bodies, operating management expertise and required environmental, operating and other permits. During the year, the Company capitalized a total of $22.3 million (2010 - $29.1 million) of exploration expenditures.

•            Commencement of commercial/operating level of production: During the determination of whether a mine has reached an operating level that is consistent with the use intended by management, costs incurred are capitalized as property, plant and equipment and any consideration from commissioning sales are offset against costs capitalized. The Company defines commencement of commercial production as the date that a mine has achieved a sustainable level of production that provides a basis for a reasonable expectation of profitability along with various qualitative factors including but not limited to the achievement of mechanical completion, whether production levels are sufficient to be at least capable of generating sustainable positive cash flow, the working effectiveness of the site refinery, whether a refining contract for the product is in place and whether the product is of sufficient quality to be sold, whether there is a sustainable level of production input available including power, water and diesel; whether the necessary permits are in place to allow continuous operations.

•            Assets’ carrying values and impairment charges:  In determining carrying values and impairment charges the Company looks at recoverable amounts, defined as the higher of value in use or fair value less cost to sell in the case of assets, and at objective evidence that identifies significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.  For instance, the Company continues to work in an open and informed manner with the provincial government and local communities regarding open pit mining in the Central Meseta of Chubut and remains confident that this approach will result in a change in the mining law, to allow for open pit mining.  Accordingly, this was used as a factor in the Company’s assessment of the carrying value of the Navidad project.

•            Functional currency: The functional currency for the Company, its subsidiaries and associates is the currency of the primary economic environment in which each operates.  The Company has determined that its functional currency and that of its subsidiaries and associates is the USD.  Determination of functional currency may require certain judgements to determine the primary economic environment.  The Company reconsiders the functional currency used when there is a change in events and conditions which determined the primary economic environment.

•            Business combinations: Determination of whether a set of assets acquired and liabilities assumed constitute a business may require the Company to make certain judgements, taking into account all facts and circumstances. If an acquired set of assets and liabilities includes goodwill, the set is presumed to be a business.

•            Deferral of stripping costs:  In determining whether stripping costs incurred during the production phase of a mining property relate to mineral reserves and mineral resources that will be mined in a future period and therefore should be capitalized, the Company treats the costs of removal of the waste material during a mine’s production phase as deferred, where it gives rise to future benefits.  These capitalized costs are subsequently amortized in a systematic and rational manner over the reserves that directly benefit from the specific stripping activity. As at December 31, 2011, the carrying amount of stripping costs capitalized was $1.6 million (2010 - $nil).

•            Determination of significant influence:  The Company determines its ability to exercise significant influence over an investment in shares of other companies by looking at its percentage interest and other qualitative factors including but not limited to its voting rights, operating involvement.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

•            Replacement convertible debenture:  As part of the 2009 Aquiline transaction the Company issued a replacement convertible debenture that allowed the holder to convert the debenture into either 363,854 Pan American shares or a Silver Stream contract.  The convertible debenture is classified and accounted for as a deferred credit.  In determining the appropriate classification of the convertible debenture as a deferred credit, the Company evaluated the economics underlying the contract as of the date the Company assumed the obligation.  As at December 31, 2011, the carrying amount of the convertible debenture arising from the Aquiline acquisition is $20.8 million (2010 - $20.8 million).

•            Share purchase warrants:  The carrying value of share purchase warrants is at fair value.  The share purchase warrants are classified and accounted for as financial liabilities and, as such, are measured at their fair values with changes in fair values reported in the income statement as a gain or loss on derivatives.  The Company utilizes the Black-Scholes pricing model to determine the fair values of the share purchase warrants as the best approximation of fair value given the warrants are not listed or publically traded.  The Company uses significant judgement in the evaluation of the input variables in the Black-Scholes calculation which include: risk free interest rate, expected stock price volatility, expected life, expected dividend yield and a quoted market price of the Company’s shares on the Toronto Stock Exchange.  At December 31, 2011, the fair value of the share purchase warrants was $23.7 million (2010 - $127.9 million).  Additionally, during the year ended December 31, 2011, there was a derivative gain of $101.8 million (2010 — derivative loss of $90.7 million).

(b)               Key Sources of Estimation Uncertainty in the Application of Accounting Policies

Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are:

•            Revenue recognition: Revenue from the sale of concentrate to independent smelters is recorded at the time the risks and rewards of ownership pass to the buyer using forward market prices on the expected date that final sales prices will be fixed. Variations between the prices set under the smelting contracts may be caused by changes in market prices and result in an embedded derivative in the accounts receivable. The embedded derivative is recorded at fair value each period until final settlement occurs, with changes in the fair value classified in revenue. In a period of high price volatility, as experienced under current economic conditions, the effect of mark-to-market price adjustments related to the quantity of metal which remains to be settled with independent smelters could be significant. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted.

•            Estimated recoverable ounces: The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.

•            Mineral reserve estimates:  The figures for mineral reserves and mineral resources are determined in accordance with National Instrument 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgements used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operation.

•            Mine operating costs:  In determining mine operating costs recognized in the Consolidated Income Statement, the Company makes estimates of quantities of ore stacked in stockpiles and in process and the recoverable silver in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories.  At December 31, 2011, the carrying amount of current inventories excluding supplies was $99.8 million (2010 - $72.0 million).

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

•            Depreciation and amortization rates for mineral property, plant and equipment and mineral interests: Depreciation and amortization expenses are allocated based on assumed asset lives and depreciation and amortization rates. Should the asset life or depreciation rate differ from the initial estimate, an adjustment would be made in the Consolidated Income Statement.  A change in the mineral reserve estimate for assets depreciated using the units of production method would impact depreciation expense.

•            Impairment of mining interests:  While assessing whether any indications of impairment exist for mining interests, consideration is given to both external and internal sources of information. Information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of mining interests. Internal sources of information include the manner in which property and plant and equipment are being used or are expected to be used and indications of economic performance of the assets.  Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s mining interests.

•            Estimation of decommissioning and restoration costs and the timing of expenditures: The cost estimates are updated annually during the life of a mine to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations), and are subject to review at regular intervals.  Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at the best estimate of expenditure required to settle the present obligation of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine at the end of the reporting period. The carrying amount is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities.  At December 31, 2011, the carrying amount of the Company’s provision for the closure and decommissioning cost obligation was $55.8 million (2010 - $71.6 million).

•            Income taxes and recoverability of deferred tax assets: In assessing the probability of realizing income tax assets recognized, the Company makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, the Company gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period.

•            Accounting for acquisitions: The fair value of assets acquired and liabilities assumed and the resulting goodwill, if any, requires that management make estimates based on the information provided by the acquiree. Changes to the provisional values of assets acquired and liabilities assumed, deferred income taxes and resulting goodwill, if any, will be retrospectively adjusted when the final measurements are determined (within one year of acquisition date).

•            Contingencies: Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time.  In the event the Company’s estimates of the future resolution

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

Revenue Recognition: Revenue associated with the sale of commodities is recognized when all significant risks and rewards of ownership of the asset sold are transferred to the customer, usually when insurance risk and title has passed to the customer and the commodity has been delivered to the shipping agent. At this point the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the commodities and the costs incurred, or to be incurred, in respect of the sale can be reliably measured. Revenue is recognized, at the fair value of the consideration receivable, to the extent that it is probable that economic benefits will flow to the Company and the revenue can be reliably measured. Sales revenue is recognized at the fair value of consideration received, which in most cases is based on invoiced amounts.

The Company’s concentrate sales contracts with third-party smelters, in general, provide for a provisional payment based upon provisional assays and quoted metal prices.  Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the selling price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.

Sales revenue is commonly subject to adjustment based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time title passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the shipment date and the actual final price set under the smelting contracts are caused by changes in metal prices and result in an embedded derivative in the accounts receivable.  The embedded derivative is recorded at fair value each period until final settlement occurs, with the fair value adjustments recognized in revenue.

Refining and treatment charges are netted against revenue for sales of metal concentrate.  Sales of concentrate are stated at their invoiced amount which is net of treatment and refining charges.

Financial instrument: A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

(i) Financial assets

The Company classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, available-for-sale and held-to-maturity investments. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Derivatives are included in this category and are classified as current assets or non-current assets based on their maturity date.  The Company does not acquire financial assets for the purpose of selling in the short term. Financial assets carried at fair value through profit or loss, are initially recognized at fair value.  The directly attributable transaction costs are expensed in the income statement in the period in which they are incurred.  Subsequent changes in fair value are recognized in net earnings.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  Loans and receivables comprise ‘trade and other receivables’, ‘other assets’ and ‘cash’ in the statement of financial position. Loans and receivables are carried at amortized cost less any impairment.

(c) Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either specifically designated as available-for- sale or not classified in any of the other categories. They are included in non-current assets unless the Company intends to dispose of the investment within 12 months of the statement of financial position date. Changes in the fair value of available-for-sale financial assets denominated in a currency other than the functional currency of the holder, other than equity investments, are analyzed between translation differences and other changes in the carrying amount of the security. The translation differences are recognized in the income statement. Any impairment charges are also recognized in the income statement, while other changes in fair value are recognized in other comprehensive income. When financial assets classified as available-for-sale are sold, the accumulated fair value adjustments previously recognized in accumulated other comprehensive income are reclassified to the income statement.

Dividends on available-for-sale equity instruments are also recognized in the income statement within investment income when the Company’s right to receive payments is established.

(d) Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Company has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Other long-term investments that are intended to be held-to-maturity, such as bonds, are measured at amortized cost. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. For investments carried at amortized cost, gains and losses are recognized in income when the investments are derecognized or impaired, as well as through the amortization process.

Financial assets are derecognized when the investments mature or are sold, and substantially all the risks and rewards of ownership have been transferred.

ii) Financial liabilities

Borrowings and other financial liabilities are classified as other financial liabilities and are recognized initially at fair value, net of transaction costs incurred and are subsequently stated at amortized cost. Any difference between the amounts originally received (net of transaction costs) and the redemption value is recognized in the income statement over the period to maturity using the effective interest method.

Borrowings and other financial liabilities are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.

(iii) Derivative financial instruments

When the Company enters into derivative contracts these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. All derivatives are initially recognized at their fair value on the date the derivative contract is entered into and are subsequently re-measured at their fair value at each statement of financial position date.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Embedded derivatives: Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host contracts. For example, variations between the commodity price recorded at the shipment date and the actual final price set under the smelting contracts are caused by changes in metal prices and result in an embedded derivative in the accounts receivable.  This is described in the policy for revenue recognition.

(iv) Fair value

Fair value is the amount at which an item could be exchanged in an arm’s length transaction between informed and willing parties. Where relevant market prices are available, these are used to determine fair values. In other cases, fair values are calculated using quotations from independent financial institutions, or by using valuation techniques consistent with general market practice applicable to the instrument.

•                  The fair values of cash, short term borrowings approximate their carrying values, as a result of their short maturity or because they carry floating rates of interest

•                  Derivative financial assets and liabilities are measured at fair value based on published price quotations for the period for which a liquid active market exists

(v) Impairment of financial assets

Available-for-sale financial assets

The Company assesses at each statement of financial position date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available for sale, an evaluation is made as to whether a decline in fair value is ‘significant’ or ‘prolonged’ based on an analysis of indicators such as significant adverse changes in the technological, market, economic or legal environment in which the Company invested in operates.

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the income statement is transferred from equity to the income statement. Reversals in respect of equity instruments classified as available for- sale are not recognized in the income statement. Reversals of impairment losses on debt instruments are reversed through the income statement; if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized.

(vi) De-recognition of financial assets and liabilities

Financial assets

A financial asset is derecognized when its contractual rights to the cash flows that comprise the financial asset expire or substantially all the risks and rewards of the asset are transferred.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within finance income and finance costs, respectively.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, and any difference in the respective carrying amounts is recognized in the income statement.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

(vii) Trade receivables

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost reduced by any provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due. Indicators of impairment would include financial difficulties of the debtor, likelihood of the debtor’s insolvency, default in payment or a significant deterioration in credit worthiness. Any impairment is recognized in the income statement within ‘doubtful accounts provision’. When a trade receivable is uncollectable, it is written off against the provision for impairment. Subsequent recoveries of amounts previously written off are credited against ‘doubtful accounts provision’ in the income statement.

(viii) Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Derivative Financial Instruments: The Company employs metals and currency contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates.  For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales.  Foreign currency derivative financial instruments, such as forward contracts are used to manage the effects of exchange rate changes on foreign currency cost exposures. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative and any gains or losses arising from changes in fair value on derivatives are taken directly to earnings for the year. The fair value of forward currency and commodity contracts is calculated by reference to current forward exchange rates and prices for contracts with similar maturity profiles.

Cash: Cash includes cash on hand and cash in banks, held primarily in U.S. and Canadian dollars (“USD” and “CAD”, respectively) and considered loans and receivables and therefore is stated at amortized cost, less any impairment.

Short-term investments:  Short-term investments are classified as “available-for-sale”, and consist of highly-liquid debt securities with original maturities in excess of three months and equity securities.  These debt and equity securities are initially recorded at fair value, which upon their initial measurement is equal to their cost.  Subsequent measurements and changes in the market value of these debt and equity securities are recorded as changes to other comprehensive income.  Investments are assessed quarterly for potential impairment.

Inventories: Inventories include work in progress, concentrate ore, doré, processed silver and gold, and operating materials and supplies. Work in progress inventory includes ore stockpiles and other partly processed material. Stockpiles represent ore that has been extracted and is available for further processing. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of cost or estimated net realizable value based upon the period ending prices of contained metal.  Cost is determined on a weighted average basis or using a first-in-first-out basis and includes all costs incurred in the normal course of business including direct material and direct labour costs and an allocation of production overheads, depreciation and amortization, and other costs, based on normal production capacity, incurred in bringing each product to its present location and condition. Material that does not contain a minimum quantity of metal to cover estimated processing expense to recover the contained metal is not classified as inventory and is assigned no value. If the ore will not be processed within the 12 months after the statement of financial position date it is included within non-current assets. Quantities are assessed primarily through surveys and assays.

Supplies inventories are valued at the lower of average cost and net realizable value using replacement cost plus cost to dispose, net of obsolescence. Concentrate and doré inventory includes product at the mine site,

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

the port warehouse and product held by refineries.  At times, the Company has a limited amount of finished silver at a minting operation where coins depicting Pan American’s emblem are stamped.

Mineral Property, Plant, and Equipment: On initial acquisition, mineral property, plant and equipment are valued at cost, being the purchase price and the directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management. When provisions for closure and decommissioning are recognized, the corresponding cost is capitalized as an asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in Property, plant and equipment and depreciated accordingly.

In subsequent periods, buildings, plant and equipment are stated at cost less accumulated depreciation and any impairment in value, whilst land is stated at cost less any impairment in value and is not depreciated.

Depreciation is provided so as to write off the cost, less estimated residual values of buildings, plant and equipment (based on prices prevailing at the statement of financial position date) on the following bases: Mine production assets are depreciated using a unit of production method based on estimated economically recoverable reserves, which results in a depreciation charge proportional to the depletion of reserves. Buildings, plant and equipment unrelated to production are depreciated using the straight-line method based on estimated useful lives. Where parts of an asset have different useful lives, depreciation is calculated on each separate part.

Each asset or part’s estimated useful life has due regard to both its own physical life limitations and the present assessment of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.

The expected useful lives are included below in the accounting policy for depreciation of property, plant, and equipment.

The net carrying amounts of mineral property, land, buildings, plant and equipment are reviewed for impairment either individually or at the cash-generating unit level when events and changes in circumstances indicate that the carrying amounts may not be recoverable. To the extent that these values exceed their recoverable amounts, that excess is fully provided against in the financial year in which this is determined.

In countries where the Company paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately recovers previously deferred amounts, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.

Expenditure on major maintenance or repairs includes the cost of the replacement of parts of assets and overhaul costs. Where an asset or part of an asset is replaced and it is probable that future economic benefits associated with the item will be available to the Company, the expenditure is capitalized and the carrying amount of the item replaced derecognized. Similarly, overhaul costs associated with major maintenance are capitalized and depreciated over their useful lives where it is probable that future economic benefits will be available and any remaining carrying amounts of the cost of previous overhauls are derecognized. All other costs are expensed as incurred.

Where an item of property, plant and equipment is disposed of, it is derecognized and the difference between its carrying value and net sales proceeds is disclosed as earnings or loss on disposal in the income statement. Any items of property, plant or equipment that cease to have future economic benefits are derecognized with any gain or loss included in the financial year in which the item is derecognized.

Operational Mining Properties and Mine Development: When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are also capitalized. Such costs are amortized using the units-of-production method over the estimated life of the ore body based on proven and probable reserves.

Costs associated with commissioning activities on constructed plants are deferred from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial service. Any revenues earned during this period are recorded as a reduction in deferred commissioning costs. These costs are amortized using the units-of-production method (described below) over the life of the mine, commencing on the date of commercial service.

Acquisition costs related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights the Company makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. In countries where the Company has paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately makes recoveries of the VAT, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.

Major development expenditures on producing properties incurred to increase production or extend the life of the mine are capitalized while ongoing mining expenditures on producing properties are charged against earnings as incurred. Gains or losses from sales or retirements of assets are included in gain or loss on sale of assets.

Depreciation of Mineral Property, Plant and Equipment: The carrying amounts of mineral property, plant and equipment (including initial and any subsequent capital expenditure) are depreciated to their estimated residual value over the estimated useful lives of the specific assets concerned, or the estimated life of the associated mine or mineral lease, if shorter.  Estimates of residual values and useful lives are reviewed annually and any change in estimate is taken into account in the determination of remaining depreciation charges, and adjusted if appropriate, at each statement of financial position date. Changes to the estimated residual values or useful lives are accounted for prospectively. Depreciation commences on the date when the asset is available for use as intended by management.

Units of production basis

For mining properties and leases and certain mining equipment, the economic benefits from the asset are consumed in a pattern which is linked to the production level. Except as noted below, such assets are depreciated on a unit of production basis.

In applying the units of production method, depreciation is normally calculated using the quantity of material extracted from the mine in the period as a percentage of the total quantity of material to be extracted in current and future periods based on proven and probable reserves and, for some mines, other mineral resources. Such non reserve material may be included in depreciation calculations in limited circumstances and where there is a high degree of confidence in its economic extraction.

Straight line basis

Assets within operations for which production is not expected to fluctuate significantly from one year to another or which have a physical life shorter than the related mine are depreciated on a straight line basis.

Property, plant and equipment are depreciated over its useful life, or over the remaining life of the mine if shorter. The major categories of property, plant and equipment are depreciated on a unit of production and/or straight-line basis as follows:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

•                  Land — not depreciated

•                  Mobile equipment — 3 to 7 years

•                  Buildings and plant facilities — 25 to 50 years

•                  Mining properties and leases — based on reserves on a unit of production basis.  Capitalized evaluation and development expenditure — based on applicable reserves on a unit of production basis

•                  Exploration and Evaluation — not depreciated until mine goes into production

•                  Assets under construction — not depreciated until assets are ready for their intended use

Exploration and Evaluation Expenditure: relates to costs incurred on the exploration and evaluation of potential mineral reserves and resources and includes costs such as exploratory drilling and sample testing and the costs of pre-feasibility studies. Exploration expenditure relates to the initial search for deposits with economic potential. Evaluation expenditure arises from a detailed assessment of deposits or other projects that have been identified as having economic potential.

Expenditure on exploration activity is not capitalized.

Capitalization of evaluation expenditure commences when there is a high degree of confidence in the project’s viability and hence it is potentially probable that future economic benefits will flow to the Company.

Evaluation expenditure, other than that acquired from the purchase of another mining company, is carried forward as an asset provided that such costs are expected to be recovered in full through successful development and exploration of the area of interest or alternatively, by its sale.

Purchased exploration and evaluation assets are recognized as assets at their cost of acquisition or at fair value if purchased as part of a business combination.

In the case of undeveloped projects there may be only inferred resources to form a basis for the impairment review. The review is based on a status report regarding the Company’s intentions for development of the undeveloped project. In some cases, the undeveloped projects are regarded as successors to ore bodies, smelters or refineries currently in production. Where this is the case, it is intended that these will be developed and go into production when the current source of ore is exhausted or to replace the reduced output, which results where existing smelters and/or refineries are closed. It is often the case that technological and other improvements will allow successor smelters and/or refineries to more than replace the capacity of their predecessors. Subsequent recovery of the resulting carrying value depends on successful development or sale of the undeveloped project. If a project does not prove viable, all irrecoverable costs associated with the project net of any related impairment provisions are written off.

An impairment review is performed, either individually or at the cash generating unit level, when there are indicators that the carrying amount of the assets may exceed their recoverable amounts. To the extent that this occurs, the excess is expensed in the financial year in which this is determined. Capitalized exploration and evaluation assets are reassessed on a regular basis and these costs are carried forward provided that the conditions discussed above for expenditure on exploration activity and evaluation expenditure are met.

Expenditure is transferred to mining properties and leases or assets under construction once the work completed to date supports the future development of the property and such development receives appropriate approvals.

Deferred Stripping Costs:  In open pit mining operations, it is necessary to remove overburden and other waste in order to access the ore body. During the preproduction phase, these costs are capitalized as part of the cost of the mine property and subsequently amortized over the life of the mine (or pit) on a units of production basis.

The costs of removal of the waste material during a mine’s production phase are deferred, where they give rise to future benefits. These capitalized costs are subsequently amortized in a rational and systematic manner over the reserves that directly benefit from the specific stripping activity.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Asset Impairment:  Management reviews and evaluates its assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  Impairment is normally assessed at the level of cash-generating units which are identified as the smallest identifiable group of assets that generates cash inflows and largely independent of the cash inflows from other assets. In addition, an impairment loss is recognized for any excess of carrying amount over the fair value less costs to sell of a non-current asset or disposal group held for sale. When an impairment review is undertaken, recoverable amount is assessed by reference to the higher of value in use (being the net present value of expected future cash flows of the relevant cash generating unit) and fair value less costs to sell (“FVLCTS”). The best evidence of FVLCTS is the value obtained from an active market or binding sale agreement. Where neither exists, FVLCTS is based on the best information available to reflect the amount the Company could receive for the cash generating unit in an arm’s length transaction. This is often estimated using discounted cash flow techniques.

Where recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. For value in use, recent cost levels are considered, together with expected changes in costs that are compatible with the current condition of the business and which meet the requirements of IAS 36. The cash flow forecasts are based on best estimates of expected future revenues and costs, including the future cash costs of production, capital expenditure, close down, restoration and environmental clean-up. These may include net cash flows expected to be realized from extraction, processing and sale of mineral resources that do not currently qualify for inclusion in proven or probable ore reserves. Such non reserve material is included where there is a high degree of confidence in its economic extraction. This expectation is usually based on preliminary drilling and sampling of areas of mineralization that are contiguous with existing reserves. Typically, the additional evaluation to achieve reserve status for such material has not yet been done because this would involve incurring costs earlier than is required for the efficient planning and operation of the mine.

Where the recoverable amount of a cash generating unit is dependent on the life of its associated ore body, expected future cash flows reflect long term mine plans, which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment, output and sequence of extraction. The mine plan takes account of all relevant characteristics of the ore body, including waste to ore ratios, ore grades, haul distances, chemical and metallurgical properties of the ore impacting on process recoveries and capacities of processing equipment that can be used. The mine plan is therefore the basis for forecasting production output in each future year and for forecasting production costs.

The Company’s cash flow forecasts are based on estimates of future commodity prices, which assume market prices will revert to the Company’s assessment of the long term average price, generally over a period of three to five years. These assessments often differ from current price levels and are updated periodically.

The discount rates applied to the future cash flow forecasts represent an estimate of the rate the market would apply having regard to the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted, including appropriate adjustments for the risk profile of the countries in which the individual cash generating units operate. The great majority of the Company’s sales are based on prices denominated in USD. To the extent that the currencies of countries in which the Company produces commodities strengthen against the USD without commodity price offset, cash flows and, therefore, net present values are reduced. When calculating value in use, IAS 36 requires that calculations should be based on exchange rates current at the time of the assessment. Non-financial assets other than goodwill that have suffered an impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.

Closure and Decommissioning Costs: The mining, extraction and processing activities of the Company normally give rise to obligations for site closure or rehabilitation. Closure and decommissioning works can include facility decommissioning and dismantling; removal or treatment of waste materials; site and land rehabilitation. The extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. Provisions for the cost of each closure and rehabilitation program are recognized at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all closure and decommissioning activity expected to occur progressively over the

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

life of the operation and at the time of closure in connection with disturbances at the reporting date. Routine operating costs that may impact the ultimate closure and decommissioning activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognized as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. The timing of the actual closure and decommissioning expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions, and the environment in which the mine operates. Expenditure may occur before and after closure and can continue for an extended period of time dependent on closure and decommissioning requirements. Closure and decommissioning provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. Discount rates used are specific to the underlying obligation. Significant judgements and estimates are involved in forming expectations of future activities and the amount and timing of the associated cash flows. Those expectations are formed based on existing environmental and regulatory requirements which give rise to a constructive or legal obligation.

When provisions for closure and decommissioning are initially recognized, the corresponding cost is capitalized as an asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in Property, plant and equipment and depreciated accordingly. The value of the provision is progressively increased over time as the effect of discounting unwinds, creating an expense recognized in finance expenses. Closure and decommissioning provisions are also adjusted for changes in estimates. Those adjustments are accounted for as a change in the corresponding capitalized cost, except where a reduction in the provision is greater than the un-depreciated capitalized cost of the related assets, in which case the capitalized cost is reduced to nil and the remaining adjustment is recognized in the income statement. In the case of closed sites, changes to estimated costs are recognized immediately in the income statement. Changes to the capitalized cost result in an adjustment to future depreciation and finance charges. Adjustments to the estimated amount and timing of future closure and decommissioning cash flows are a normal occurrence in light of the significant judgements and estimates involved.

The provision is reviewed at the end of each reporting period for changes to obligations, legislation or discount rates that impact estimated costs or lives of operations and adjusted to reflect current best estimate. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.

Foreign Currency Translation:  The Company’s functional currency and that of its subsidiaries is the USD as this is the principal currency of the economic environments in which they operate. Transaction amounts denominated in foreign currencies (currencies other than USD) are translated into USD at exchange rates prevailing at the transaction dates.  Carrying values of foreign currency monetary assets and liabilities are re-translated at each statement of financial position date to reflect the U.S. exchange rate prevailing at that date.

Gains and losses arising from translation of foreign currency monetary assets and liabilities at each period end are included in earnings except for differences arising on decommissioning provisions which are capitalized for operating mines.

Share-based Payments:  The Company makes share-based awards, including free shares and options, to certain employees.

For equity-settled awards, the fair value is charged to the income statement and credited to equity, on a straight-line basis over the vesting period, after adjusting for the estimated number of awards that are expected to vest. The fair value of the equity-settled awards is determined at the date of grant.  Non-vesting conditions and market conditions, such as target share price upon which vesting is conditioned, are factored into the determination of fair value at the date of grant.  All other vesting conditions are excluded from the determination of fair value and included in management’s estimate of the number of awards ultimately expected to vest.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

The fair value is determined by using option pricing models. At each statement of financial position date prior to vesting, the cumulative expense representing the extent to which the vesting period has expired and management’s best estimate of the awards that are ultimately expected to vest is computed (after adjusting for non-market performance conditions). The movement in cumulative expense is recognized in the income statement with a corresponding entry within equity. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.

Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified over the original vesting period. In addition, an expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification, over the remainder of the new vesting period.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. Any compensation paid up to the fair value of the awards at the cancellation or settlement date is deducted from equity, with any excess over fair value being treated as an expense in the income statement. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the new awards are treated as if they are a modification of the original award, as described in the previous paragraph.

Leases: The determination of whether an arrangement is, or contains a lease is based in the substance of the arrangement at inception date, including whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or whether the arrangement conveys a right to use the asset. A reassessment after inception is only made in specific circumstances.

Assets held under finance leases, where substantially all the risks and rewards of ownership of the asset have passed to the Company, are capitalized in the statement of financial position at the lower of the fair value of the leased property or the present value of the minimum lease payments during the lease term calculated using the interest rate implicit in the lease agreement. These amounts are determined at the inception of the lease and are depreciated over the shorter of their estimated useful lives or lease term. The capital elements of future obligations under leases and hire purchase contracts are included as liabilities in the statement of financial position. The interest elements of the lease or hire purchase obligations are charged to the income statement over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.

Leases where substantially all the risks and rewards of ownership have not passed to the Company are classified as operating leases. Rentals payable under operating leases are charged to the income statement on a straight-line basis over the lease term.

Income Taxes:  Taxation on the earnings or loss for the year comprises current and deferred tax. Taxation is recognized in the income statement except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the tax is recognized in other comprehensive income or equity.

Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantively enacted at the year end, and includes any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the statement of financial position liability method, providing for the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax assessment or deduction purposes. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains tax purposes, that amount is included in the determination of temporary differences.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

The tax effect of certain temporary differences is not recognized, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacted accounting or taxable earnings); and temporary differences relating to investments in subsidiaries, jointly controlled entities and associates to the extent that the Company is able to control the reversal of the temporary difference and the temporary difference is not expected to reverse in the foreseeable future. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities, with the exception of items that have a tax base solely derived under capital gains tax legislation, using tax rates enacted or substantively enacted at period end. To the extent that an item’s tax base is solely derived from the amount deductible under capital gains tax legislation, deferred tax is determined as if such amounts are deductible in determining future assessable income.

The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the deferred income tax asset to be utilized. To the extent that an asset not previously recognized fulfils the criteria for recognition, a deferred income tax asset is recorded.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the statement of financial position date.

Current and deferred taxes relating to items recognized in other comprehensive income or directly in equity are recognized in other comprehensive income or equity and not in the income statement. Mining taxes and royalties are treated and disclosed as current and deferred taxes if they have the characteristics of an income tax. Judgements are required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the statement of financial position and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or the entire carrying amount of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.

Deferred tax assets, including those arising from tax losses, capital losses and temporary differences, are recognized only where it is probable that taxable earnings will be available against which the losses or deductible temporary differences can be utilized. Assumptions about the generation of future taxable earnings and repatriation of retained earnings depend on management’s estimates of future cash flows. These depend on estimates of future production and sales volumes, commodity prices, reserves, operating costs, closure and decommissioning costs, capital expenditure, dividends and other capital management transactions.

Earnings (loss) Per Share:  Basic earnings (loss) per share is calculated by dividing earnings attributable to ordinary equity holders of the parent entity by the weighted average number of ordinary shares outstanding during the period.

The diluted earnings per share calculation is based on the earnings attributable to ordinary equity holders and the weighted average number of shares outstanding after adjusting for the effects of all potential ordinary shares.  This method requires that the number of shares used in the calculation be the weighted average number of shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares.  This method assumes that the potential ordinary shares converted into ordinary shares at the beginning of the period (or at the time of issuance, if not in existence at beginning of the period).  The number of dilutive potential ordinary shares is determined independently for each period presented.

For convertible securities that may be settled in cash or shares at the holder’s option, returns to preference shareholders and income charges are added back to net earnings used for basic EPS and the maximum number of ordinary shares that could be issued on conversion are used in the computing diluted earnings per share.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Changes in Accounting Standards

Accounting standards issued and effective January 1, 2012

IFRS 7 Financial Instruments: Disclosures amendment issued by the IASB in October 2010 enhances the disclosure requirements in relation to transferred financial assets.  The amendments are effective for annual periods beginning on or after July 1, 2011, with earlier application permitted.  The Company does not anticipate this amendment to have a significant impact on the consolidated financial statements.

IAS 12 Income Taxes amendment issued by the IASB in December 2010 provides a solution to determining the recovery of investment properties as it relates to the accounting for deferred income taxes.  This amendment is effective for annual periods beginning on or after July 1, 2011, with earlier adoption permitted.  The Company does not anticipate this amendment to have a significant impact on the consolidated financial statements.

Accounting standards issued and effective January 1, 2013

IFRS 10 Consolidated Financial Statements establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. This standard (i) requires a parent entity (an entity that controls one or more other entities) to present consolidated financial statements; (ii) defines the principle of control, and establishes control as the basis for consolidation; (iii) sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee; and (iv) sets out the accounting requirements for the preparation of consolidated financial statements. IFRS 10 supersedes IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation - Special Purpose Entities and is effective for annual periods beginning on or after January 1, 2013, with early application permitted.

IFRS 11 Joint Arrangements establishes the core principle that a party to a joint arrangement determines the type of joint arrangement in which it is involved by assessing its rights and obligations and accounts for those rights and obligations in accordance with that type of joint arrangement.  This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted.

IFRS 12 Disclosure of Interests in Other Entities requires the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows. This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted.

IFRS 13 Fair Value Measurement defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when another IFRS requires or permits fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements), except for: share-based payment transactions within the scope of IFRS 2 Share-based Payment; leasing transactions within the scope of IAS 17 Leases;  measurements that have some similarities to fair value but that are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets. This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted.

IAS 1 Presentation of Financial Statements (“IAS 1”) amendment, issued by the IASB in June 2011, requires an entity to group items presented in the Statement of Comprehensive Income on the basis of whether they may be reclassified to earnings subsequent to initial recognition. For those items presented before taxes, the amendments to IAS 1 also require that the taxes related to the two separate groups be presented separately. The amendments are effective for annual periods beginning on or after July 1, 2012, with earlier adoption permitted. The Company does not anticipate the application of IAS 1 to have a material impact on its consolidated financial statements.

IAS 19 Employee Benefits amendment, issued by the IASB on June 2011 introduced changes to the accounting for defined benefit plans and other employee benefits. The amendments include elimination of the options to defer, or recognize in full in earnings, actuarial gains and losses and instead mandates the

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

immediate recognition of all actuarial gains and losses in other comprehensive income and requires use of the same discount rate for both the defined benefit obligation and expected asset return when calculating interest cost. Other changes include modification of the accounting for termination benefits and classification of other employee benefits.

The Company does not anticipate the application of the amended IAS 19 to have a material impact on its consolidated financial statements.

IAS 27 Consolidated and Separate Financial Statements has the objective of setting standards to be applied in accounting for investments in subsidiaries, jointly ventures, and associates when an entity elects, or is required by local regulations, to present separate (non-consolidated) financial statements. This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted.  This standard will not have an impact on the consolidated financial statements.

IAS 28 Investments in Associates and Joint Ventures prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. IAS 28 applies to all entities that are investors with joint control of, or significant influence over, an investee (associate or joint venture). This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted.

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine clarifies the requirements for accounting for the costs of stripping activity in the production phase when two benefits accrue: (i) useable ore that can be used to produce inventory and (ii) improved access to further quantities of material that will be mined in future periods.  IFRIC 20 is effective for annual periods beginning on or after January 1, 2013 with earlier application permitted and includes guidance on transition for pre-existing stripping assets.

The Company has not early adopted any of these standards and is currently evaluating the impact, if any, that these standards might have on its consolidated financial statements.

Accounting standards effective January 1, 2015

IFRS 9 Financial Instruments is intended to replace IAS 39 Financial Instruments: Recognition and Measurement in its entirety by the IASB in three main phases.  IFRS 9 will be the new standard for the financial reporting of financial instruments that is principles-based and less complex than IAS 39.  In November 2009 and October 2010, phase 1 of IFRS was issued and amended, respectively, which addressed the classification and measurement of financial assets and financial liabilities.  IFRS 9 requires that all financial assets be classified as subsequently measured at amortized cost or at fair value based on the Company’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets.  Financial liabilities are classified as subsequently measured at amortized cost except for financial liabilities classified as a FVTPL, financial guarantees and certain other exceptions.  In response to delays to the completion of the remaining phases of the project, on December 16, 2011, the IASB issued amendments to IFRS 9 which deferred the mandatory effective date of IFRS 9 from January 1, 2013 to annual periods beginning on or after January 1, 2015.  The amendments also provided relief from the requirements to restate comparative financial statements for the effects of applying IFRS 9.

3.                                      Management of Capital

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing growth of its business and providing returns to its shareholders.  The Company’s capital structure consists of shareholders’ equity, comprising issued capital plus share option reserve plus retained earnings, plus investment revaluation reserve with a balance of $1.6 billion as at December 31, 2011 (2010 - $1.3 billion).  The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are effectively managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives.  The Company has a $150 million credit facility with a syndicate of international banks which has not been drawn.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2010.

4.                                      Financial Instruments

Overview

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns.  The principal financial risks to which the Company is exposed are metal price risk, credit risk, interest rate risk, foreign exchange rate risk, and liquidity risk.  The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.

Metal Price Risk

Metal price risk is the risk that changes in metal prices will affect the Company’s income or the value of its related financial instruments.  The Company derives its revenue from the sale of silver, gold, lead, copper, and zinc.  The Company’s sales are directly dependent on metal prices that have shown extreme volatility and are beyond the Company’s control.  Consistent with the Company’s mission to provide equity investors with exposure to changes in silver prices, the Company’s policy is to not hedge the price of silver.  A 10% increase in metal prices for the year ended December 31, 2011, would result in an increase of approximately $89.5 million (2010 — $67.7 million) in the Company’s revenues.  A 10% decrease in metal prices for the same period would result in a decrease of approximately $88.0 million (2010 - $66.5 million) in the Company’s revenues.  The Company also enters into provisional concentrate contracts to sell the zinc, lead and copper concentrates produced by the Quiruvilca, Huaron, Morococha, San Vicente and La Colorada mines.  A 10% increase in metal prices on open positions for the year ended December 31, 2011 would result in an increase of approximately $9.1 million (2010 - $8.6 million) in the Company’s before tax earnings which would be reflected in 2012 results.  A 10% decrease in metal prices for the same period would result in a decrease of approximately $8.9 million (2010 - $8.3 million) in the Company’s before tax earnings which would be reflected in 2012 results.

The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts.  The Board of Directors continually assess the Company’s strategy towards its base metal exposure, depending on market conditions.  At December 31, 2011, the Company had no contracts in place for the sale of future production.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables.  The carrying value of financial assets represents the maximum credit exposure.

The Company has long-term concentrate contracts to sell the zinc, lead and copper concentrates produced by the Quiruvilca, Huaron, Morococha, San Vicente and La Colorada mines.  Concentrate contracts are common business practice in the mining industry. The terms of the concentrate contracts may require the Company to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing the Company to credit risk of the buyers of our concentrates.  Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, the Company may incur losses for products already shipped and be forced to sell its concentrates on the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely impacted.  At December 31, 2011 the Company had receivable balances associated with buyers of its concentrates of $40.5 million (2010 - $51.0 million).  The vast majority of the Company’s concentrate is sold to seven well known concentrate buyers.

Silver doré production from La Colorada, Alamo Dorado and Manantial Espejo is refined under long term agreements with fixed refining terms at three separate refineries worldwide.  The Company generally retains the risk and title to the precious metals throughout the process of refining and therefore is exposed to the risk

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances.  At December 31, 2011 the Company had approximately $35.9 million (2010 - $20.8 million) of value contained in precious metal inventory at refineries.  The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, in-transit to refineries and whilst at the refineries.

The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s trading activities. None of these facilities are subject to margin arrangements.  The Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that our trading positions have a positive mark-to-market value.  However, the Company minimizes this risk by ensuring there is no excessive concentration of credit risk with any single counterparty, by active credit management and monitoring.

Refined silver and gold is sold in the spot market to various bullion traders and banks.  Credit risk may arise from these activities if the Company is not paid for metal at the time it is delivered, as required by spot sale contracts.

Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, trading counterparties and customers.  Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties.  In making allocation decisions, Management attempts to avoid unacceptable concentration of credit risk to any single counterparty.

At December 31, 2011, there is an allowance for doubtful accounts provision recorded in the amount of $7.6 million (2010 — $7.6 million) that relates to amounts owing from Doe Run Peru (“DRP”), one of the buyers of concentrates from the Company’s Peruvian operations, for deliveries of concentrates that occurred in early 2009. The Company will continue to pursue every possible avenue to recover the amounts owed by DRP.  At December 31, 2011 and December 31, 2010, no additional provision for doubtful account was recorded as there are no material past due trade receivables or other receivables present.

Trade accounts receivable and other receivables that represent the maximum credit risk to the Company consist of the following:

	December 31,		January 1,
	2011	2010	2010
Trade accounts receivable	$40,477	$51,026	$53,963
Advances to suppliers and contractors	7,599	4,704	3,536
Insurance receivable	3,500	1,592	—
Current portion of refundable tax	37,082	4,342	3,282
Export tax receivable	6,613	4,290	218
Other	8,162	939	5,060
Presented as accounts receivable on the Statement of Financial Position	$103,433	$66,893	$66,059
Long-term refundable tax receivable and other receivables	10,253	28,171	11,909
Total	$113,686	$95,064	$77,968

The Company invests its cash which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations.

Interest Rate Risk

Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates.  At December 31, 2011, the Company has $9.8 million in lease obligations (2010 - $0.12 million), equipment and construction advances of $21.9 million (2010 - $5.4 million) that are subject to an annualized interest rate of 2.2% and no outstanding debt. The interest paid by the Company for the year ended December 31, 2011 on its lease obligations and equipment and construction advances was nominal.  The average interest rate earned by the Company during the year ended December 31, 2011 on its cash and short term investments was 0.35%  A 10% increase or decrease in the interest earned from financial institutions on cash and short term investments would result in a nominal increase or decrease in the Company’s before tax earnings (2010 — nominal).

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Foreign Exchange Rate Risk

The Company reports its financial statements in USD; however, the Company operates in jurisdictions that utilize other currencies.  As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies.  Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.

In order to mitigate this exposure, from time to time the Company has purchased Peruvian New soles (“PEN”), Mexican pesos (“MXN”) and CAD to match anticipated spending.  At December 31, 2011, the Company had no forward contracts to purchase foreign currencies.  The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each balance sheet date.  The Company has reviewed its monetary assets and monetary liabilities and estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2011 non-USD net monetary liabilities were denominated would result in a net income change of about $9.6 million (2010 - $1.8 million).  At December 31, 2011 the Company’s cash and short term investments includes $205.5 million in CAD and $38.3 million in MXN.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due.  The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows.  The Company has in place a rigorous planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion plans.  The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from operations, its holdings of cash and short-term investments, and its committed loan facilities.

The Company’s commitments have contractual maturities which are summarized below:

Payments due by period - 2011

	Total	Less than a year	1 - 3 years	4- 5 years	After 5 years
Finance lease obligations (1)	$31,983	21,068	10,915	—	—
Current liabilities(2)	149,785	149,785	—	—	—
Long term income taxes payable	2,274	—	—	2,274	—
Severance accrual	5,427	3,032	—	2,395
Contribution plan(3)	3,478	3,478	—	—	—
Total contractual obligations(4)	$192,947	177,363	10,915	4,669	—

Payments due by period - 2010

	Total	Less than a year	1 - 3 years	4- 5 years	After 5 years
Finance lease obligations(1)	$5,482	122	5,360	—	—
Current liabilities(2)	102,444	102,444	—	—	—
Severance accrual	6,464	6,464	—	—	—
Contribution plan(3)	4,902	2,451	2,451	—	—
Total contractual obligations(4)	$119,292	111,481	7,811	—	—

(1)

Includes lease obligations in the amount of $10.1 million (2010 - $0.12 million) with a net present value of $9.8 million (2010 - $0.12 million) and equipment and construction advances in the amount of $21.9 million (2010 - $5.4 million); both discussed further in Note 11.

(2)

Includes all current liabilities as per the statement of financial position less items presented separately in this table which also include amounts expected to be paid but not accrued in the books of the Company.

(3)

In June 2008 the Company initiated a 4 year contractual retention plan for key officers and management, further discussed in Note 13. Contract commitments for the plan, payable in CAD, represent minimum payments expected to be paid out, which are presented above in USD at the period-end rate.

(4)

Amounts above do not include payments related to the Company’s anticipated closure and decommissioning obligation, the liability arising from Aquiline acquisition discussed in Note 12, and deferred tax liabilities.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Fair Value of Financial Instruments

The carrying value of is at fair value and the carrying value of cash, trade and other receivables, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of these financial instruments.  Under IFRS, share purchase warrants with an exercise price denominated in a currency other than the Company’s functional currency are classified and accounted for as financial liabilities and, as such, are measured at their fair values with changes in fair values included in net earnings.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

The following table sets forth the Company’s financial assets and liabilities measured at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described as follows:

Level 1   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2   Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3   Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no observable market data).

At December 31, 2011, the levels in the fair value hierarchy into which the Company’s financial assets and liabilities are measured and recognized on the Consolidated Statements of Financial Position at fair value are categorized as follows:

	Fair Value at December 31, 2011
(in thousands of USD)	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$228,321	$228,321	$—	$—
Trade receivable from provisional concentrate sales	40,477	—	40,477	—
Non-current share purchase warrants	(23,651)	—	(23,651)	—
	$245,147	$228,321	$16,826	$—

	Fair Value at December 31, 2010
(in thousands of USD)	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$180,583	$180,583	$—	$—
Investments	1,483	1,483	—	—
Trade receivable from provisional concentrate sales	51,026	—	51,026	—
Non-current share purchase warrants	(127,890)	—	(127,890)	—
	$105,202	$182,066	$(76,864)	$—

	Fair Value at January 1, 2010
(in thousands of USD)	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$92,623	$92,623	$—	$—
Investments	1,553	1,553	—	—
Derivative financial instruments	160	—	160	—
Trade receivable from provisional concentrate sales	53,963	—	53,963	—
Non-current share purchase warrants	(43,919)	—	(43,919)	—
	$104,380	$94,176	$10,204	$—

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

At December 31, 2011, there were no financial assets or liabilities measured and recognized on the Consolidated Statement of Financial Position at fair value that would be recognized as level 3 in the fair value hierarchy above (December 31, 2010-$nil; January 1, 2010-$nil)

There were no transfers between level 1 and level 2 during the years ended December 31, 2011 and 2010.

Valuation Techniques

Short-term investments and other investments

The Company’s short-term investments and other investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy and are primarily money market securities and U.S. Treasury securities. The fair value of the investment securities is calculated as the quoted market price of the investment and in the case of equity securities, the quoted market price multiplied by the quantity of shares held by the Company.

Derivative Financial Instruments

The Company’s unrealized gains and losses on commodity and foreign currency contracts are valued using observable market prices and as such are classified as Level 2 of the fair market value hierarchy.  As of December 31, 2011, the unrealized gains and losses on commodity and foreign currency contracts was $nil (2010 - $nil).

Share purchase warrants

The Company’s unrealized gains and losses on share purchase warrants are valued using observable inputs and as such are classified as Level 2 of the fair market value hierarchy.  As of December 31, 2011, the unrealized gain on share purchase warrants was $101.8 million (2010 — unrealized loss of $90.7 million).

Receivables from Provisional Concentrate Sales

The Company’s trade receivables arose from provisional concentrate sales and are valued using quoted market prices based on the forward London Metal Exchange (“LME”) for copper, zinc and lead and the London Bullion Market Association P.M. fix (“London P.M. fix”) for gold and silver.

5.                                      Short Term Investments and Other Assets

	December 31, 2011			December 31, 2010			January 1, 2010
Available for Sale	Fair Value	Cost	Accumulated unrealized holding gains	Fair Value	Cost	Accumulated unrealized holding gains	Fair Value	Cost	Accumulated unrealized holding gains
Short term investments	$228,321	226,997	1,324	$180,583	$172,315	$8,268	$92,623	$92,153	$470
Investments (1)	—	—	—	1,483	405	1,078	1,553	405	1,148
	$228,321	226,997	1,324	$182,066	$172,720	$9,346	$94,176	$92,558	$1,618

(1)  Investments in certain equity securities are presented in other assets on the Statement of Financial Position (Note 8).

6.                                      Inventories

Inventories consist of:

	December 31, 2011	December 31, 2010	January 1, 2010
Concentrate inventory	$21,473	$14,026	$15,379
Stockpile ore	31,704	24,182	21,892
Direct smelting ore	—	—	1,462
Doré and finished inventory	46,558	33,755	27,577
Materials and supplies	35,961	34,891	28,147
	135,696	106,854	94,457
Less: non-current direct smelting ore (Note 8)	—	—	(1,011)
	$135,696	$106,854	$93,446

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Production costs, including depreciation and amortization and royalties for the year ended December 31, 2011 was $446.2 million (2010 - $405.4 million).  Production costs represent cost of inventories sold during the year.

7.                                      Mineral Property, Plant and Equipment

Acquisition costs of investment and non-producing properties together with costs directly related to mine development expenditures are capitalized.  Exploration expenditures on investment and non-producing properties are charged to operations in the period they are incurred.

Capitalization of evaluation expenditures commences when there is a high degree of confidence in the project’s viability and hence it is potential that future economic benefits will flow to the Company.  Evaluation expenditures, other than that acquired from the purchase of another mining company, are carried forward as an asset provided that such costs are expected to be recovered in full through successful development and exploration of the area of interest or alternatively, by its sale.  Evaluation expenditures include delineation drilling, metallurgical evaluations, and geotechnical evaluations amongst others.

Mineral property, plant and equipment consist of:

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration(a) and Evaluation	Plant and Equipment	Total
Cost
As at January 1, 2011	$466,172	$24,404	$573,746	$393,944	$1,458,266
Additions	33,554	2,361	19,932	89,916	145,763
Disposals	—	—	(2,914)	(4,504)	(7,418)
Transfers	3,859	(1,791)	45	(2,113)	—
VAT collected	(13,314)	—	—	—	(13,314)
Closure and decommissioning — changes in estimate	(14,694)	—	—	—	(14,694)
Other	(143)	—	(14)	(647)	(804)
As at December 31, 2011	$475,434	$24,974	$590,795	$476,596	$1,567,799

Accumulated depreciation
As at January 1, 2011	$(154,746)	$—	$—	$(142,197)	$(296,943)
Depreciation charge	(38,732)	—	—	(44,024)	(82,756)
Disposals	—	—	—	1,938	1,938
Transfers	(1,040)	—	—	1,040	—
Other	(333)	—	—	3	(330)
As at December 31, 2011	$(194,851)	$—	$—	$(183,240)	$(378,091)

Carrying value — December 31, 2011	$280,583	$24,974	$590,795	$293,356	$1,189,708

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration(a) and Evaluation	Plant and Equipment	Total
Cost
As at January 1, 2010	$452,430	$25,513	$549,199	$363,023	$1,390,165
Additions	17,071	77	20,459	31,348	68,955
Disposals	(69)	(158)	—	(1,498)	(1,725)
Transfers	(613)	(1,246)	(6)	1,865	—
VAT capitalized (collected)	(11,883)	—	2,528	—	(9,355)
Closure and decommissioning — change in estimate	7,075	—	1,566	—	8,641
Other	2,161	218	—	(794)	1,585
As at December 31, 2010	$466,172	$24,404	$573,746	$393,944	$1,458,266

Accumulated depreciation
As at January 1, 2010	(112,411)	—	—	(100,678)	(213,089)
Depreciation charge	(43,712)	—	—	(42,768)	(86,480)
Disposals	10	—	—	998	1,008
Transfers	—	—	—	—	—
Other	1,367	—	—	251	1,618
As at December 31, 2010	$(154,746)	$—	$—	$(142,197)	$(296,943)

Carrying Value — December 31, 2010	$311,426	$24,404	$573,746	$251,747	$1,161,323

(a)  During the year ended December 31, 2011, the Company incurred $33.3 million (2010 - $35.3 million) in exploration and evaluation expenditures, of which $22.3 million (2010 - $29.1) were capitalized to exploration and evaluation ($19.9 million) and land ($2.4 million).  The remaining $11.0 million of expenditures (2010 - $6.2 million) were expensed.

	December 31, 2011			December 31, 2010			January 1, 2010
	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value	Carrying Value
Huaron mine, Peru	$113,362	(44,935)	68,427	$100,801	$(37,861)	$62,940	$57,847
Morococha mine, Peru	155,524	(41,048)	114,476	115,410	(31,578)	83,832	67,755
Alamo Dorado mine, Mexico	174,067	(110,882)	63,185	170,699	(93,263)	77,436	99,919
La Colorada mine, Mexico	71,602	(40,793)	30,809	60,751	(36,596)	24,155	19,273
Manantial Espejo mine, Argentina	296,431	(102,126)	194,305	296,023	(70,863)	225,160	262,032
San Vicente mine, Bolivia	115,848	(35,200)	80,648	111,617	(24,349)	87,268	93,417
Other	25,196	(3,107)	22,089	4,815	(2,433)	2,382	2,122
Total	$952,030	(378,091)	573,939	$860,116	$(296,943)	$563,173	$602,365

Land and Exploration and Evaluation:
Land			$8,999			$6,638	$6,501
Morococha, Peru			15,975			17,766	19,012
Navidad project, Argentina			552,265			544,438	523,980
Other			38,530			29,308	25,218
Total non-producing properties			$615,769			$598,150	$574,711
Total mineral property, plant and equipment			$1,189,708			$1,161,323	$1,177,076

Navidad Project, Argentina

During the year ended December 31, 2011 the Company capitalized $22.3 million of evaluation costs at the Navidad Project in Argentina (2010 - $29.1 million) including land addition of $2.4 million.  Additionally, the Company purchased $17.0 million of long lead time processing equipment intended for the Navidad project which is classified as part of “Other” in the producing properties section above.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

La Preciosa Project, Durango, Mexico

In April 2009, Pan American and Orko Silver Corp. (“Orko”) entered into an agreement, pursuant to which Pan American and Orko agreed to develop the La Preciosa silver project located in the State of Durango, Mexico. Under the terms of the agreement, in order for the Company to retain its 55% interest in the project: (a) the Company must, in addition to contributing its mine development expertise, spend a minimum of $5 million in the first 12 months from the date of the Letter of Agreement (the condition was achieved as of the first quarter of 2010) and conduct resource definition drilling, acquire necessary surface rights, obtain permits, and prepare a feasibility study; and (b) following a positive construction decision, the Company must contribute 100% of the funds necessary for practical completion of an operating mine.  In exchange for its 45% interest in the venture, Orko agreed to contribute its exploration expertise and the La Preciosa Project and related concessions.  The Company anticipates completing a feasibility study by mid 2012, assuming an agreement is reached with Orko for an extension of the delivery date, originally scheduled for April 2012.

The Company has assessed the operating company of the La Preciosa project to be under the scope of IAS 27 Consolidated and Separate Financial Statements and as such it is consolidated in the financial statements of the Company.  Until such time as an economic analysis is completed and proven and probable reserves are established, costs incurred through the company will be expensed and no value has been attributed to the property contributed by the Company’s partners to the project. For the year ended December 31, 2011, the exploration expense recognized arising from the La Preciosa project is $2.4 million (2010 - $10.0 million).

Morococha Mine, Peru

During the second quarter of 2010, the Company’s wholly owned subsidiary Compañia Minera Argentum S.A. (“Argentum”), reached an agreement with Minera Chinalco Perú (“MCP” or “Chinalco”), a subsidiary of the Aluminum Corporation of China which clearly defines each party’s long term surface rights in the area of the Morococha mine.  The primary focus of the agreement is on the lands and concessions around the Morococha mine and MCP’s Toromocho copper project. MCP requires certain lands and concessions in order to proceed with the development of Toromocho, including the surface lands within the planned open pit mining area of the Toromocho project.  While Argentum does not own this land, much of the Morococha mine infrastructure and facilities are located on this ground.

Under the terms of the agreement, Argentum will relocate the core Morococha facilities over a 5 year period and transfer certain mineral concessions and access rights to MCP.  In exchange, Argentum will receive a package of surface rights, easements and other rights that are sufficient to relocate the facilities and to continue uninterrupted operations.  Lastly, Argentum will receive periodic cash payments from MCP totaling $40 million, of which, to December 31, 2011, the Company received $13.8 million which has been utilized and offset against direct project related expenses or recognized as other income to the extent it represents a reimbursement of capital expenditures.  The Company has also entered into a funding arrangement whereby it has received advances towards some of the project capital expenditures in the amount of $21.9 million to date.  These advances are subject to an annualized interest rate of 2.2%, which is paid monthly until the completion of the construction.  At the conclusion of the construction these advance payments will be converted into a leasing arrangement in the first quarter of 2012.

8.                                      Other Assets

Other assets consist of:

	December 31, 2011	December 31, 2010	January 1, 2010
Long-term receivable, net	$—	$—	$3,825
Long-term prepaid expense(1)	5,205	—	—
Reclamation bonds	224	135	132
Investments (Note 5)	—	1,483	1,553
Non-current direct smelting ore (Note 6)	—	—	1,011
	$5,429	$1,618	$6,521

(1)   Represents a prepaid deposit related to the Virtual Gas Line Project at the Manantial mine.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

9.                                      Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of:

	December 31, 2011	December 31, 2010	January 1, 2010
Accounts payable(1)	$30,879	$23,786	$29,906
Accrued liabilities	13,199	17,230	18,108
Aquiline acquisition costs payable	—	—	7,582
Payroll and related benefits	24,174	18,386	12,848
Severance accruals	3,032	6,464	4,768
Payment due for mineral property acquired	—	—	5,799
Advances on concentrate	—	38	5,668
Other taxes payable	152	3,842	1,862
Other	6,822	7,916	4,050
	$78,258	$77,662	$90,591

(1)         No interest is charged on the trades payables ranging from 30 to 60 days from the invoice date.  The Company has policies in place to ensure that all payables are paid within the credit terms.

10.                               Provisions

	Closure and Decommissioning	Litigation	Total
As at January 1, 2010	$57,273	$4,948	$62,221
Revisions in estimates and obligations incurred	11,654	—	11,654
Charged (credited) to earnings:
-new provisions	—	1,836	1,836
-unused amounts reversed	—	(216)	(216)
-exchange gains on provisions	—	145	145
Utilized in year	(1,045)	(797)	(1,842)
Accretion expense	3,668	—	3,668
As at December 31, 2010	$71,550	$5,916	$77,466
Revisions in estimates and obligations incurred	(17,086)	—	(17,086)
Charged (credited) to earnings:
-new provisions	—	1,607	1,607
-unused amounts reversed	—	(147)	(147)
-exchange gains on provisions	—	169	169
Utilized in year	(1,959)	(1,925)	(3,884)
Accretion expense	3,268	—	3,268
As at December 31, 2011	$55,773	5,620	61,393

	December 31, 2011	December 31, 2010	January 1, 2010
Maturity analysis of total provisions:
Current	$2,341	$3,450	$4,948
Non-Current	59,052	74,016	57,273
	$61,393	$77,466	$62,221

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Closure and Decommissioning Cost Provision

The total undiscounted amount of estimated cash flows required to settle the Company’s closure and decommissioning provision is $65.9 million (2010 - $73.2 million) which has been discounted using discount rates between 4% and 10%.  Reclamation obligations at the Quiruvilca mine of $18.1 million are expected to be paid starting in two to five years while the remainder of the obligations is expected to be paid through 2028.  Revisions made to the reclamation obligations in 2011 were primarily a result of increased site disturbance from the ordinary course of operations at the mines as well as revisions to the estimate based on periodic reviews of closure plans, actual expenditures incurred and concurrent closure activities completed.  These obligations will be funded from operating cash flows, reclamation deposits and cash on hand.

The accretion expense charged to 2011 earnings as finance expense was $3.3 million compared to $3.7 million in 2010.  Reclamation expenditures during the current year was $2.0 million compared to $1.0 million in 2010.

Litigation Provision

The litigation provision consists of amounts accrued for labour claims at several of the Company’s mine operations.  The balance of $5.6 million at December 31, 2011 (2010 - $5.9 million) represents the Company’s best estimate for all known and anticipated future obligations related to the above claims.  The amount and timing of any expected payments are uncertain as their determination is outside the control of the Company.

11.                               Finance Lease Obligations

	December 31, 2011	December 31, 2010	January 1, 2010
Lease obligations(1)	$9,764	$118	$620
Equipment and construction advances(2)	21,901	5,360	—
	$31,665	$5,478	$620

	December 31, 2011	December 31, 2010	January 1, 2010
Maturity analysis of finance leases:
Current	$20,841	$118	$620
Non-Current	10,824	5,360	—
	$31,665	$5,478	$620

(1)         Represents equipment lease obligations at several of the Company’s subsidiaries.  A reconciliation of the total future minimum lease payments at the end of December 31, 2011 to their present value is presented in the following table:

	Year ended December 31,
	2011	2010
Less than a year	$5,737	$122
2 years	3,787	—
3 years	558	—
	10,082	122
Less future finance charges	(318)	(4)
Present value of minimum lease payments	$9,764	$118

(2)         Represents a funding arrangement the Company entered into whereby it receives advances toward some of the project capital expenditures at the Morococha mine.  These advances are subject to an annualized interest rate of 2.2% and are paid monthly until the completion of the construction, which is anticipated to take place in the first quarter of 2012, at which point these advance payments will be converted into a leasing arrangement.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

12.                               Other Long Term Liabilities

Other long term liabilities consist of:

	December 31, 2011	December 31, 2010	January 1, 2010
Deferred credit(1)	$20,788	$20,788	$20,788
Long term income tax payable (Note 21)	2,274	—	—
Severance accruals	2,395	—	—
	$25,457	$20,788	$20,788

(1)   As part of the 2009 Aquiline transaction the Company issued a replacement convertible debenture that allowed the holder to convert the debenture into either 363,854 Pan American Shares or a Silver Stream contract related to certain production from the Navidad project.  Regarding the replacement convertible debenture, it was concluded that the deferred credit presentation was the most appropriate and best representation of the economics underlying the contract as of the date the Company assumed the obligation as part of the Aquiline acquisition.  Subsequent to the acquisition, the counterparty to the replacement debenture has indicated its intention to elect the silver stream alternative.  The final contract for the alternative is being discussed and pending the final resolution to this alternative, the Company continues to classify the fair value calculated at the acquisition of this alternative, as a deferred credit.

13.                               Share Capital and Employee Compensation Plans

The Company has a comprehensive stock compensation plan for its employees, directors and officers.  The plan provides for the issuance of common shares and stock options, as incentives.  The maximum number of Shares which may be issued pursuant to options granted or bonus Shares issued under the 2008 Plan may be equal to, but will not exceed 6,461,470 Shares.  The exercise price of each option shall be the weighted average trading price of the Company’s stock for the five days prior to the award date.  The options can be granted for a maximum term of 10 years with vesting provisions determined by the Company’s Board of Directors.  Any modifications to the stock Compensation Plan require shareholders’ approval.

The Board has developed long term incentive plan (“LTIP”) guidelines, which provides annual compensation to the senior managers of the Company based on the long term performance of both the Company and the individuals that participate in the plan.  The LTIP consists of an annual grant of options to senior management to buy shares of the Company and a grant of the Company’s common shares with a two year no trading legend.  The options are combination of five year options which vest evenly in three annual instalments and seven year options which vest evenly in two annual instalments.  Options and common shares granted under the LTIP plan are based on employee salary levels, individual performance and their future potential.  The Compensation Committee oversees the LTIP on behalf of the Board of Directors.  The LTIP plan guidelines can be modified or suspended, at the discretion of the Compensation Committee and the Board of Directors.

Transactions concerning stock options and share purchase warrants are summarized as follows in CAD:

	Incentive Stock Option Plan		Share Purchase Warrants
	Shares	Weighted Average Exercise Price CAD$	Warrants	Weighted Average Exercise Price CAD$	Total
As at January 1, 2010	1,469,126	$29.66	7,702,698	$33.56	9,171,824

Granted	558,249	$27.43	—	$—	558,249
Issued on acquisition	—	$—	702,540	$35.00	702,540
Exercised	(450,587)	$16.72	(399,005)	$11.57	(849,592)
Expired	—	$—	(51,488)	$52.10	(51,488)
Forfeited	(128,392)	$23.92	—	$—	(128,392)
As at December 31, 2010	1,448,396	$32.95	7,954,745	$34.67	9,403,141

Granted	373,853	$24.90	—	$—	373,853
Exercised	(90,093)	$23.61	(139,761)	$16.05	(229,854)
Expired	(449,097)	$48.10	—	$—	(449,097)
Forfeited	(39,747)	$27.15	—	$—	(39,747)
As at December 31, 2011	1,243,312	$25.92	7,814,984	$35.00	9,058,296

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Long Term Incentive Plan

In December 2011 the Company awarded 50,745 shares of common stock with a two year holding period and granted 373,853 options under this plan.  The Company used as its assumptions for calculating the fair value a risk free interest rate of 0.85% to 0.93%, weighted average volatility of 36.7% to 40.67%, expected lives ranging from 1.8 to 3.0 years based on a historical expected dividend yield of 0.5%, and an exercise price of CAD$24.90 per share.  The weighted average fair value of each option was determined to be CAD$5.99.

During the year ended December 31, 2011, 90,093 common shares were exercised for proceeds of $2.2 million in connection with the options under the plan (December 31, 2010 — 450,587 and $7.3 million).  The weighted average share price at the date of exercise at December 31, 2011 was $38.13 (2010 - $38.34).

Share Option Plan

The following table summarizes information concerning stock options outstanding and options exercisable as at December 31, 2011.  The underlying options agreements are specified in Canadian dollar amounts.

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at Dec. 31, 2011	Weighted Average Remaining Contractual Life (months)	Weighted Average Exercise Price CAD$	Number Exercisable as at Dec.31, 2011	Weighted Average Exercise Price CAD$
$ 17.73 - $22.23	349,169	30.72	$19.45	110,890	$17.73
$ 22.24 - $25.19	588,113	66.71	$25.00	69,674	$25.15
$ 25.20 - $36.66	201,994	8.30	$32.41	201,994	$32.41
$ 36.67 - $40.22	104,036	71.33	$40.22	52,028	$40.22
	1,243,312	47.50	$25.92	434,586	$28.44

For the year ended December 31, 2011, the total employee stock-based compensation expense recognized in the income statement was $3.5 million (2010 - $4.0 million).

Share Purchase Warrants

As part of the acquisition of Aquiline Resources Inc. the Company issued share purchase warrants (Consideration and Replacement Warrants). The following table summarizes information concerning the warrants outstanding and warrants exercisable as at December 31, 2011.  The underlying options agreements are specified in Canadian dollar amounts.

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at Dec. 31, 2011	Weighted Average Remaining Contractual Life (months)	Weighted Average Exercise Price CAD$	Number Exercisable as at Dec. 31, 2011	Weighted Average Exercise Price CAD$
$35.00	7,814,984	35.36	$35.00	7,814,984	$35.00

As discussed in Note 2, the Company’s share purchase warrants are classified and accounted for as a financial liability at fair value with changes in fair value included in net earnings.  At December 31, 2011, the fair value of the share purchase warrants is $23.7 million (2010 - $127.9 million) and at January 1, 2010 is $43.9 million.  The weighted average share price at the date of exercise was $30.70 (2010 - $38.78).  Additionally, during the year ended December 31, 2011, there was a derivative gain of $101.8 million (2010 — derivative loss of $90.7 million).  The following table provides detail on the movement of the share purchase warrant liability between January 1, 2010 and December 31, 2011:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Share Purchase Warrant Liability
January 1, 2010	$43,919
Warrants issued during the year	3,987
Warrants exercised during the year	(10,677)
Mark-to-market loss on the revaluation of warrants	90,661
As at December 31, 2010	$127,890
Warrants exercised during the year	(2,411)
Mark-to-market gain on the revaluation of warrants	(101,828)
December 31, 2011	$23,651

The Company uses the Black Scholes pricing model to determine the fair value of the Canadian dollar denominated warrants.  Assumptions used are as follows:

	December 31, 2011	December 31, 2010
Warrant strike price	$35.00	$35.00
Exchange rate (1CDN$ = US$)	0.9771	0.9998
Risk-free interest rate	1.0%	2.2%
Expected dividend yield	0.5%	0.3%
Expected stock price volatility	41%	40%
Expected warrant life in years	2.9	4.0
Quoted market price at period end	$22.28	$40.93

Key Employee Long Term Contribution Plan

An additional element of the Company’s compensation structure is a retention program known as the Key Employee Long Term Contribution Plan (the “Contribution Plan”).  The Contribution Plan was approved by the directors of the Company on June 2, 2008 in response to a heated labour market situation in the mining sector, and is intended to reward certain key employees of the Company over a fixed time period for remaining with the Company.

The Contribution Plan is a four year plan with a percentage of the retention bonus payable at the end of each year of the program.  The Contribution Plan design consists of three bonus levels that are commensurate with various levels of responsibility, and provides for a specified annual payment for four years starting in June 2009.  Each year, the annual contribution award will be paid in the form of either cash or shares of the Company.  As of December 31, 2011 CAD $3.5 million remains to be paid as described in Note 4.  No shares will be issued from the treasury pursuant to the Contribution Plan without the prior approval of the plan by the shareholders of the Company and any applicable securities regulatory authorities.

Issued share capital

The Company is authorized to issue 200,000,000 common shares of no par value and does not reserve shares for issuances in connection of the exercise of stock options.

Normal Course Issuer Bid

On August 26, 2011, the Company received regulatory approval for a normal course issuer bid to purchase up to 5,395,540 of its common shares, during the one year period from September 1, 2011 to August 31, 2012.

During the year ended December 31, 2011 the Company purchased and cancelled 3,582,200 shares (2010 — nil) for a total consideration of $94.0 million (2010 — nil), allocated between retained earnings ($51.7 million) and issued capital ($42.3 million).

Dividends

During the year ended December 31, 2011, the Company declared and paid to its shareholders dividends of $0.025 per common share for total dividends of $10.7 million (2010 - $0.025 for total dividends of $8.0 million).  The total dividend per share for the year ended December 31, 2011 was $0.10 (2010 - $0.08).

On February 22, 2012, the Company declared dividends payable of $0.0375 per common share for total dividends of $3.9 million, payable to holders of record of its common shares as of the close of business day on March 5, 2012. These dividends were not recognized in the year ended December 31, 2011.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

14.                               Production Costs

Production costs are comprised of the following:

For the years ended December 31,	2011	2010
Consumption of raw materials and consumables	$121,366	$89,664
Employee compensation and benefits expense	119,430	101,362
Contractors and outside services	69,740	60,091
Utilities	39,446	33,560
Changes in inventories	(27,374)	(4,903)
Other expenses	18,755	28,013
	$341,363	$307,787

15.                               Employee Compensation and Benefit Expenses

For the years ended December 31,	2011	2010
Wages, salaries and bonuses	$148,951	$119,879
Share-based payments	3,502	4,028
Total employee compensation and benefit expenses	152,453	123,907
Less: Expensed within General and Administrative expenses	(15,953)	(16,754)
Less: Expensed Exploration expenses	(8,205)	(4,202)
Less: Capitalized in inventory	(8,865)	(1,589)
Employee compensation and benefits expenses included in production costs	$119,430	$101,362

16.                               Earnings Per Share (Basic and Diluted)

	2011			2010
For the years ended December 31,	Earnings (Numerator)	Shares (Denominator)	Per-Share Amount	Earnings (Numerator)	Shares (Denominator)	Per-Share Amount
Net Earnings(1)	$352,494			$13,711

Basic EPS	$352,494	106,434	3.31	$13,711	106,969	0.13
Effect of Dilutive Securities:
Stock Options	—	164		—	308
Diluted EPS	$352,494	106,598	3.31	$13,711	107,277	0.13

(1)         Net earnings attributable to equity holders of the Company.

Potentially dilutive securities excluded in the diluted earnings per share calculation for the year ended December 31, 2011 were 8,018,637 out-of-money options and warrants (2010 — 8,631,999).

17.                               Supplemental Cash Flow Information

The following tables summarize the changes in operating working capital items and significant non-cash items:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Changes in non-cash operating working capital items:	2011	2010
Trade and other receivables	$(8,595)	$(3,569)
Inventories	(28,416)	(12,097)
Prepaid expenditures	(2,799)	(3,908)
Accounts payable and accrued liabilities	2,631	7,029
Provisions	(2,256)	(77)
	$(39,435)	$(12,622)

Significant Non-Cash Items:	2011	2010
Equity issued to acquire non-controlling interest of Aquiline Resources Inc.	$—	$43,532
Warrants issued to acquire non-controlling interest of Aquiline Resources Inc.	$—	$3,987
Fair value adjustment of warrants exercised	$2,411	$10,677
Advances received for construction and equipment leases	$22,111	$5,360
Stock compensation issued to employees and directors	$1,329	$2,490

18.                               Segmented Information

All of the Company’s operations are within the mining sector, conducted through operations in six countries.  Due to geographic and political diversity, the Company’s mining operations are decentralized whereby Mine General Managers are responsible for achieving specified business results within a framework of global policies and standards. Country corporate offices provide support infrastructure to the mines in addressing local and country issues including financial, human resources, and exploration support. The Company has a separate budgeting process and measures the results of operations and exploration activities independently.  The Corporate office provides support to the mining and exploration activities with respect to financial, human resources and technical support. Major products are silver, gold, zinc, lead and copper produced from mines located in Mexico, Peru, Argentina and Bolivia.  Segments have been aggregated where operations in specific regions have similar products, production processes, type of customers and economic environment.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

	Year ended December 31, 2011
	Peru			Mexico		Argentina	Bolivia
	Huaron	Morococha	Quiruvilca	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente	PAS Corp.	Other	Aquiline Group	Total
Revenue from external customers	$99,236	$83,467	$45,927	$174,387	$147,654	$213,796	$85,446	$5,362	$—	$—	$855,275
Depreciation and amortization	$(6,515)	$(9,679)	$(1,515)	$(16,637)	$(4,077)	$(33,675)	$(9,985)	$(222)	$(169)	$(282)	$(82,756)
Exploration and project development	$(303)	$(3,619)	$—	$(2,098)	$(845)	$(2,189)	$—	$(937)	$(3,460)	$(14,276)	$(27,727)
Interest and financing expenses	$(358)	$(514)	$(648)	$(363)	$(313)	$(1,468)	$(317)	$(2,074)	$(28)	$(116)	$(6,199)
Gain (loss) on disposition of assets	$(65)	$1,097	$—	$8	$124	$—	$26	$—	$—	$—	$1,190
Gain on derivatives	$—	$—	$—	$—	$—	$—	$—	$101,828	$—	$—	$101,828
Foreign exchange gain (loss)	$(456)	$(300)	$(180)	$331	$775	$(2,490)	$(38)	$(5,409)	$(294)	$(65)	$(8,126)
Gain on commodity and foreign currency contracts	$—	$—	$—	$—	$—	$—	$—	$681	$—	$—	$681
Earnings (loss) before income taxes	$33,194	$17,477	$13,143	$115,293	$104,254	$68,066	$38,398	$97,989	$(1,372)	$(15,178)	$471,264
Income tax expense	$(9,260)	$(4,683)	$(5,045)	$(36,261)	$(30,418)	$(14,737)	$(15,045)	$(1,562)	$(1,158)	$1,051	$(117,118)
Net earnings (loss) for the year	$23,934	$12,794	$8,098	$79,032	$73,836	$53,329	$23,353	$96,427	$(2,530)	$(14,127)	$354,146
Capital expenditures	$13,021	$41,669	$1,515	$8,287	$13,301	$16,916	$4,975	$20,723	$3,023	$22,333	$145,763
Total assets	$69,014	$160,773	$79,613	$128,875	$95,274	$340,659	$118,147	$272,609	$89,138	$597,694	$1,951,796
Total liabilities	$22,397	$65,256	$54,586	$12,258	$22,652	$248,016	$67,242	$(235,545)	$5,921	$86,926	$349,709

	Year ended December 31, 2010
	Peru			Mexico		Argentina	Bolivia
	Huaron	Morococha	Quiruvilca	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente	PAS Corp.	Other	Aquiline Group	Total
Revenue from external customers	$75,759	$89,879	$52,745	$147,454	$73,428	$140,198	$67,090	$—	$—	$—	$646,553
Depreciation and amortization	$(4,143)	$(6,882)	$—	$(24,184)	$(4,596)	$(30,221)	$(12,508)	$(126)	$(145)	$(279)	$(83,084)
Exploration and project development	$—	$—	$—	$(25)	$(598)	$(1,263)	$—	$(2,720)	$(11,371)	$(8,550)	$(24,527)
Interest and financing expenses	$(611)	$(674)	$(1,202)	$(328)	$(270)	$(1,015)	$(549)	$(1,070)	$—	$(11)	$(5,730)
Gain (loss) on disposition of assets	$13	$640	$—	$(17)	$(6)	$—	$21	$—	$—	$—	$651
Loss on derivatives	$—	$—	$—	$—	$—	$—	$—	$(90,661)	$—	$—	$(90,661)
Foreign exchange gain (loss)	$2,046	$(80)	$(2,616)	$(522)	$(353)	$(1,547)	$44	$4,709	$—	$5	$1,686
Loss on commodity and foreign currency contracts	$(7)	$(41)	$(34)	$—	$—	$—	$—	$(155)	$—	$—	$(237)
Earnings (loss) before income taxes	$16,438	$27,943	$9,180	$80,798	$33,349	$32,357	$20,207	$(94,592)	$(10,590)	$(9,168)	$105,922
Income tax expense	$(5,432)	$(5,674)	$(3,932)	$(29,874)	$(14,093)	$(8,370)	$(15,141)	$(5,903)	$215	$(2,011)	$(90,215)
Net earnings (loss) for the year	$11,006	$22,269	$5,248	$50,924	$19,256	$23,987	$5,066	$(100,495)	$(10,375)	$(11,179)	$15,707
Capital expenditures	$6,606	$16,685	$—	$2,132	$9,118	$7,021	$6,007	$193	$154	$21,039	$68,955
Total assets	$54,731	$139,952	$80,592	$137,265	$49,758	$319,004	$121,287	$250,884	$10,416	$574,907	$1,738,796
Total liabilities	$18,741	$51,067	$57,161	$30,934	$12,798	$263,149	$92,378	$(154,110)	$(11,382)	$28,051	$388,787

	As at January 1, 2010
	Peru			Mexico		Argentina	Bolivia
	Huaron	Morococha	Quiruvilca	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente	Pas Corp	Other	Aquiline Group	Total
Total assets	$56,274	$111,434	$55,360	$148,003	$47,712	$326,872	$128,890	$126,236	$8,168	$561,370	$1,570,319
Total liabilities	$8,349	$44,931	$60,053	$55,588	$16,964	$295,003	$104,630	$(321,064)	$(28,707)	$20,285	$256,032

Product Revenue	2011	2010
Refined silver and gold	$432,634	$313,286
Zinc concentrate	67,037	75,345
Lead concentrate	156,960	97,538
Copper concentrate	198,644	160,384
Total	$855,275	$646,553

The Company has 10 customers that account for 100% of the concentrate and silver and gold sales revenue.  The Company has 4 customers that accounted for 34%, 21%, 15% and 14% of total sales in 2011, and 4 customers that accounted for 24%, 22%, 18% and 11% of total sales in 2010.  The loss of certain of these

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

customers or curtailment of purchases by such customers could have a material adverse affect on the Company’s results of operations, financial condition, and cash flows.

19.                               Other Income

	2011	2010
Insurance proceeds, net(1)	$3,849	$3,727
Royalties income	1,039	430
Transaction break fee	1,400	—
Reversal of present value long term receivable	2,174	—
Chinalco grants (Note 7)	4,546	—
Other	2,720	370
Total	$15,728	$4,527

(1)         Represents insurance recoveries related to the theft of doré at one of the Company’s mines.

20.                               Income Taxes

	2011	2010
Current taxes
Current tax expense in respect of the current year	110,620	73,786
Adjustments recognized in the current year with respect to prior years	(1,273)	(28)
	109,347	73,758
Deferred taxes
Deferred tax expense recognized in the current year	4,133	16,457
Adjustments recognized in the current year with respect to prior years	3,638	—
	7,771	16,457
Provision for income taxes	$117,118	$90,215

As of January 1, 2011, the applicable income tax rate in Canada was reduced from 28.5% to 26.5%.  The change in tax rate has no income tax impact.

Income tax expense differs from the amounts that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes.  These differences result from the items shown on the following table, which result in effective tax rates that vary considerably from the comparable periods.  The main factors which have affected the effective tax rates for the year ended December 31, 2011 and the comparable period of 2010 were the unrealized gains and losses on the Company’s warrants position, foreign income tax rate differentials and foreign exchange gains and losses.  The Company expects that these and other factors will continue to cause volatility in effective tax rates in the future.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

	Year ended December 31,
	2011	2010
Income before taxes	471,264	105,922
Statutory tax rate	26.50%	28.50%
Income tax expense based on above rates	$124,885	$30,188
Increase (decrease) due to:
Non-deductible expenses	2,028	1,731
(Increase) decrease to estimated deductible expenses	(12,986)	5,099
Change in net deferred tax assets not recognized	286	1,543
Non-taxable unrealized (gain) loss on derivative financial instruments - warrants	(26,984)	25,416
Foreign tax rate differences	14,642	3,179
Effect of other taxes paid (mining and withholding)	9,914	10,008
Change in net deferred tax assets not recognized for exploration expenses	6,207	6,214
Foreign exchange (gain) loss	2,277	3,866
Other	(3,151)	2,971
	$117,118	$90,215
Effective tax rate	24.85%	85.17%

Deferred tax assets and liabilities

The following is the analysis of the deferred tax assets (liabilities) presented in the consolidated financial statements:

	Year ended December 31
	2011	2010
Net deferred assets (liabilities) beginning of year	(42,978)	(26,521)
Recognized in net earnings or loss in current year	(7,771)	(16,457)
Net deferred assets (liabilities) end of year	$(50,749)	(42,978)
Deferred tax assets	4,170	6,826
Deferred tax liabilities	(54,919)	(49,804)
Net deferred tax assets (liabilities)	$(50,749)	(42,978)

Components of deferred tax assets and liabilities

The deferred tax assets (liabilities) are comprised of the various temporary differences as detailed below:

	Year ended December 31,
	2011	2010	Jan 1, 2010
Deferred tax assets (liabilities) arising from:
Closure and decommissioning costs	11,604	13,624	11,574
Tax losses	—	—	4,701
Provision for doubtful debts and inventory adjustments	345	1,334	508
Provision for employee (vacation, severance, retirement)	92	801	712
Accounts payable and accrued liabilities	6,657	3,831	488
Trade and other receivables	15,103	—	—
Mineral properties, plant, and equipment	(71,300)	(60,824)	(46,727)
Estimated sales provisions	(14,616)	(4,912)	(524)
Prepaids and other current assets	(1,000)	—	—
Other temporary differences and provisions	2,366	3,168	2,747
Net deferred tax asset (liability)	$(50,749)	$(42,978)	$(26,521)

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Unrecognized deductible temporary differences, unused tax losses and unused tax credits

Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized are attributable to the following:

	Year ended December 31,
	2011	2010
Tax loss (revenue in nature)	$86,015	$132,668
Tax loss (capital in nature)	10,022	10,034
Resource pools	12,773	12,773
Financing fees	9,650	6,207
Donations	—	1,832
Property plant and equipment	5,524	3,805
Closure and decommissioning costs	17,567	23,750
Exploration expenses	11,971	3,738
Vacation accruals	1,048	—
Other temporary differences	98	—
	$154,668	$194,807

Included in the tax losses above are Canadian losses of $78.2 million which if not utilized, will expire as follows: 2013 - $0.4 million, 2014 - $16.3 million, 2015 - $21.0 million, 2016 - $0.8 million and from 2027 to 2031 - $39.7 million.  Mexican losses of $7.8 million which if not utilized, will expire as follows: 2021 — $6.1 million, 2022 — $1.7 million.

Temporary differences associated with investment in subsidiaries

As at December 31, 2011, temporary differences of $138.7 million (2010 — $204.5 million) associated with the investments in subsidiaries have not been recognized as the Company is able to control the timing of the reversal of these differences which are not expected to reverse in the foreseeable future.

21.                               Commitments and Contingencies

a.                                     General

The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company.  In the opinion of management none of these matters are expected to have a material effect on the results of operations or financial conditions of the Company.

b.                                     Purchase Commitments

The Company had no purchase commitments other than those commitments described in Note 4.

c.                                      Credit Facility

On October 10, 2008, Pan American entered into a $70 million revolving credit facility (“the Facility”) with Scotia Capital and Standard Bank Plc (“the Lenders”). The purpose of the Facility is for general corporate purposes, including acquisitions.  The Facility, which is principally secured by a pledge of Pan American’s equity interests in its material subsidiaries, had a term of four years.  On December 20, 2010 the Company amended the Facility by, among other things, extending the term to December 20, 2014 and increased the amount of the Facility to $150 million by expanding the number of Lenders to include West LB, CIBC and BMO. The interest margin on the renewed Facility ranges from 3.00% to 4.00% over LIBOR, based on the Company’s net debt to EBITDA ratio. Pan American has agreed to pay a commitment fee of between 0.90% and 1.20% on undrawn amounts under the Facility, depending on the Company’s net debt to EBITDA ratio. As at December 31, 2011, the Company has made no drawings under this Facility.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

d.                                     Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and are generally becoming more restrictive.  The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based the extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. As of December 31, 2011, December 31, 2010 and January 1, 2010, $55.8 million, $71.6 million and $57.3 million, respectively, were accrued for reclamation costs relating to mineral properties. See also Note 10.

e.                                      Income Taxes

The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under the various income tax regimes in the countries in which it operates.  Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country.  The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due.  The tax rules and regulations in many countries are highly complex and subject to interpretation.  From time to time the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.  The long term portion of the Company’s current income taxes payable is classified as long term in Note 12.

f.                                       Finance Leases

The present value of future minimum lease payments classified as finance leases at December 31, 2011 is $9.8 million (2010: $0.12 million) and the schedule of timing of payments for this obligation is found in Note 4.

g.                                     Law changes in Argentina

On October 26, 2011 the Federal Government of Argentina promulgated an “economic emergency” decree requiring all oil, gas and mining exporters to repatriate 100% of revenue receipts, in an attempt to stem ongoing capital flight.  Pan American is currently assessing the implications the new regulation will have on its Manantial Espejo mine and its development projects in Chubut and Rio Negro.  Currently, management believes that the likely impact would come in the form of additional transaction fees associated with the repatriation of funds; however, the precise methods of application of the decree are still being formulated by the Government and are being analyzed by the Company as further details are determined.

h.                                     Political changes in Bolivia

In late 2005, a national election in Bolivia resulted in the emergence of a left-wing government. This has caused some concerns amongst foreign companies doing business in Bolivia due to the government’s policy objective of nationalizing the oil and gas industries.  There is no certainty the government of Bolivia will not take steps to implement such measures targeting the mining industry, and in early 2009, a new constitution was enacted that further entrenches the government’s ability to amend or enact such laws, including those that may affect mining. Risks of doing business in Bolivia include being subject to new higher taxes and mining royalties (some of which have already been proposed or threatened), revision of contracts and threatened expropriation of assets, all of which could have a material adverse impact on the Company’s operations or profitability.

i.                                        Other Legal Matters

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities, many of them relating to ex-employees.  Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

to the Company.  The Company establishes provisions for matters that are probable and can be reasonably estimated, included within current liabilities, and amounts are not considered material.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.  In the opinion of management there are no claims expected to have a material effect on the results of operations or financial condition of the Company.

j.                                        Title Risk

Although the Company has taken steps to verify title to properties in which it has an interest, these procedures do not guarantee the Company’s title. Property title may be subject to, among other things, unregistered prior agreements or transfers and may be affected by undetected defects.

k.                                     Royalty Agreements and Participation Agreements

The Company has various royalty agreements on certain mineral properties entitling the counterparties to the agreements to receive payments per terms as summarized below.  Royalty liabilities incurred on acquisitions of properties are netted against mineral property while royalties that become payable upon production are expensed at the time of sale of the production.

On September 22, 2011, Peru’s Parliament approved new laws that increase mining taxes to fund anti-poverty infrastructure projects in the country, effective October 1, 2011.  The new law changes the scheme for royalty payments, so that mining companies that have not signed legal stability agreements with the government will have to pay royalties of 1% to 12% on operating profit; royalties under the previous rules were 1% to 3% on net sales.  In addition to these royalties, such companies will be subject to a “special tax” at a rate ranging from 2% to 8.4% of operating profit.  Companies that have concluded legal stability agreements (under the General Mining Law) will be required to pay a “special contribution” of between 4% and 13.12% of operating profits.  The Company’s calculations of the change in the royalty and the new tax indicate that no material impact is expected on the results of the Company’s Peruvian operations.

In the Province of Chubut, Argentina which is the location of the Company’s Navidad property, there is a provincial royalty of 3% of the “Operating Income”.  Operating income is defined as revenue minus production costs (not including mining costs), treatment and transportation charges.  The Navidad property is not subject to any other royalties, back-in rights, payments, encumbrances or similar agreements.

Huaron, Quiruvilca and Morococha mines

In June 2004, Peru’s Congress approved a bill that allows royalties to be charged on mining projects. These royalties are payable on Peruvian mine production at the following progressive rates: (i) 1.0% for companies with sales up to $60 million; (ii) 2.0% for companies with sales between $60 million and $120 million; and (iii) 3.0% for companies with sales greater than $120 million. This royalty is a net smelter returns royalty, the cost of which is deductible for income tax purposes. Because the Huaron and Quiruvilca mines are one legal entity, this royalty is calculated on the cumulative production of both mines while the calculation of the royalty on Morococha’s production is done on this mine alone.

Manantial Espejo mine

Production from the Manantial Espejo property is subject to royalties to be paid to Barrick Gold Corp. according to the following: (i) $0.60 per metric tonne of ore mined from the property and fed to process at a mill or leaching facility to a maximum of 1 million tonnes; and (ii) one-half of one percent (0.5%) of net smelter returns derived from the production of minerals from the property.  In addition, the Company has negotiated a royalty equal to 3.0% of operating cash flow payable to the Province of Santa Cruz.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

San Vicente mine

Pursuant to an option agreement entered into with COMIBOL, a Bolivian state mining company, with respect to the development of the San Vicente property, the Company is obligated to pay COMIBOL a participation fee of 37.5% (the “Participation Fee”) of the operations cash flow.  Once full commercial production of San Vicente began, the Participation was reduced by 75% until the Company recovers its investment in the property.  Thereafter, the Participation Fee will revert back to its original percentage.  In 2011, the royalties to COMIBAL amounted to approximately $12.6 million.

A royalty is also payable to EMUSA, a former partner of the Company on the project. The royalty is a 2% net smelter royalty payable only after the Company has recovered its capital investment in the project and only when the average price of silver in a given financial quarter is $9.00 per ounce or greater.  Recovery of capital investment was not achieved as of December 31, 2011.

In December 2007, the Bolivian government introduced a new mining royalty that affects the San Vicente project. The royalty is applied to gross metal value of sales (before smelting and refining deductions) and the royalty percentage is a sliding scale depending on metal prices. At current metal prices, the royalty is 6% for silver metal value and 5% for zinc and copper metal value of sales. The royalty is income tax deductible.

22.                               Related Party Transactions

During the year ended December 31, 2011, a private company controlled by a director of the Company was paid approximately $0.4 million (2010 - $0.4 million) for consulting services.  These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

Compensation of key management personnel

The remuneration of directors and other members of key management personnel during the year was as follows:

	2011	2010

Short-term benefits	$7,451	$7,116
Share-based payments	2,245	2,912
	$9,696	$10,028

23.                               First Time Adoption of IFRS

The significant IFRS policies set out in Note 2 have been applied in preparing these consolidated financial statements and selected comparative information presented below.  The following tables reconcile the Company’s consolidated statements of financial position, statements of income, comprehensive income and equity prepared in accordance with Canadian GAAP and as previously reported to those prepared and reported in these consolidated financial statements in accordance with IFRS:

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Consolidated Statements of Financial Position Reconciliation

		December 31, 2010			As at January 1, 2010 (Date of transition)
	Notes	Canadian GAAP	Effect of Transition to IFRS	IFRS	Canadian GAAP	Effect of Transition to IFRS	IFRS Opening
Assets
Current assets
Cash		$179,921	$—	$179,921	$100,474	$—	$100,474
Short-term investments		180,583	—	180,583	92,623	—	92,623
Trade and other receivables		66,893	—	66,893	66,059	—	66,059
Income taxes receivable		87	—	87	12,132	—	12,132
Inventories		106,854	—	106,854	93,446	—	93,446
Derivative financial instruments		—	—	—	160	—	160
Future income taxes	i(d)	8,172	(8,172)	—	4,993	(4,993)	—
Prepaids and other current assets		6,520	—	6,520	2,568	—	2,568
Total Current Assets		549,030	(8,172)	540,858	372,455	(4,993)	367,462
Non-current assets
Property, plant and equipment, net	i(b),ii(a)	1,492,538	(331,215)	1,161,323	1,457,724	(280,648)	1,177,076
Deferred tax assets	i(c),i(d)	1,251	5,575	6,826	—	7,351	7,351
Other assets		1,618	—	1,618	6,521	—	6,521
Long-term refundable tax		28,171	—	28,171	11,909	—	11,909
Total Assets		$2,072,608	$(333,812)	$1,738,796	$1,848,609	$(278,290)	$1,570,319

Liabilities
Current liabilities
Accounts payable and accrued liabilities	vii	$81,230	$(3,450)	$77,780	$96,159	$(4,948)	$91,211
Provisions	vii	—	3,450	3,450	—	4,948	4,948
Current income tax liabilities		29,699	—	29,699	4,021	—	4,021
Future income taxes	i(d)	4,312	(4,312)	—	—	—	—
		115,241	(4,312)	110,929	100,180	—	100,180
Non-current liabilities
Provisions	ii	69,463	4,553	74,016	62,775	(5,502)	57,273
Deferred tax liabilities	i	331,228	(281,424)	49,804	305,820	(271,948)	33,872
Share purchase warrants	iii	—	127,890	127,890	—	43,919	43,919
Other long-term liabilities	vii	28,614	(2,466)	26,148	20,788	—	20,788
Total Liabilities		544,546	(155,759)	388,787	489,563	(233,531)	256,032

Non-controlling interest	iv	7,774	(7,774)	—	15,256	(15,256)	—

Equity
Capital and reserves
Issued capital	iii	1,272,860	4,027	1,276,887	1,206,647	—	1,206,647
Share option reserve	iii	45,303	(38,281)	7,022	47,293	(40,944)	6,349
Investment revaluation reserve	vi	9,346	(1,648)	7,698	1,618	(166)	1,452
Retained earnings	i-vi,ix	192,779	(143,028)	49,751	88,232	(4,357)	83,875
		1,520,288	(178,930)	1,341,358	1,343,790	(45,467)	1,298,323
Non-controlling interests	iv	—	8,651	8,651	—	15,964	15,964
Total Equity		1,520,288	(170,279)	1,350,009	1,343,790	(29,503)	1,314,287
Total Liabilities and Equity		$2,072,608	$(333,812)	$1,738,796	$1,848,609	$(278,290)	$1,570,319

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

(Note 23 continued)

Consolidated Income Statement Reconciliation

		Year ended December 31, 2010
	Notes	Previous GAAP	Effect of Transition to IFRS	IFRS
Revenue	viii	$631,986	$14,567	$646,553
Production Costs		(283,665)	(24,122)	(307,787)
Depreciation and amortization	v	(86,483)	3,399	(83,084)
Royalties	viii	(22,031)	7,464	(14,567)
Mine operating earnings		239,807	1,308	241,115

General and administrative		(17,109)	—	(17,109)
Exploration and project development		(24,527)	—	(24,527)
Doubtful accounts and inventory provision		(4,754)	—	(4,754)
Foreign exchange gain	i(a)	11,058	(9,372)	1,686
Loss on commodity and foreign currency contracts		(237)	—	(237)
Gain on sale of assets		651	—	651
Other income		4,527	—	4,527
Asset retirement and reclamation	ii(b)	(2,929)	2,929	—
Earnings from operations		206,487	(5,135)	201,352

Loss on derivatives	iii	—	(90,661)	(90,661)
Investment income		961	—	961
Interest and financing expense	ii(b)	(2,061)	(3,669)	(5,730)
Earnings before taxes		205,387	(99,465)	105,922

Non-controlling interests	iv	(1,827)	1,827	—
Income taxes	i(a-e)	(90,987)	772	(90,215)
Net earnings for the year		$112,573	$(96,866)	$15,707

Attributable to:
Equity holders of the Company		$—	$13,711	$13,711
Non-controlling interests	iv	—	1,996	1,996
		$—	$15,707	$15,707

Consolidated Statement of Comprehensive Income Reconciliation

Net earnings for the period		$112,573	$(96,866)	$15,707
Unrealized net gains on available for sale non-monetary securities (net of zero tax)		8,025	(1,481)	6,544
Reclassification adjustments of net (gains) included in earnings		(298)	—	(298)
Total comprehensive income for the period		$120,300	$(98,347)	$21,953
Total comprehensive income attributable to:
Equity holders of the Company		$—	$19,957	$19,957
Non-controlling interests		—	1,996	1,996
		$—	$21,953	$21,953

See accompanying notes to these statements.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

(Note 23 continued)

Reconciliation of Total Equity as at December 31, 2010

		December 31, 2010
	Notes	Canadian GAAP	Effect of Transition to IFRS	IFRS
Capital and reserves
Issued capital		$1,272,860	4,027	1,276,887
Share option reserve	iii	45,303	(38,281)	7,022
Investment revaluation reserve	vi	9,346	(1,648)	7,698
Retained earnings	i-vi, ix	192,779	(143,028)	49,751
Equity attributable to equity holders		1,520,288	(178,930)	1,341,358
Non-controlling interests	iv	—	8,651	8,651
Total Equity		$1,520,288	(170,279)	1,350,009

Retained Earnings Reconciliation:

	Notes	December 31, 2010
Canadian GAAP		192,779
Effects of Transition to IFRS:
January 1, 2010 adjustments		(4,357)
Aquiline adjustment for changes in ownership interest	ix	(39,809)
Deferred tax and reclassification from foreign exchange gain/loss	i(a-e),vi	(10,084)
Depreciation (mineral property, plant and equipment, net)	v	3,400
Accretion (provision for asset retirement obligation and reclamation)	ii(a)	(2,831)
Fair value of share purchase warrants related to Aquiline	iii	(90,661)
Foreign exchange on available for sale monetary assets	vi	1,483
Non-controlling interest	iv	1,996
Other	iv	(2,165)
		(143,028)
IFRS		49,751

Reconciliation of Total Equity as at January 1, 2010

		January 1, 2010
	Notes	Canadian GAAP	Effect of Transition to IFRS	IFRS
Capital and reserves
Issued capital		$1,206,647	—	1,206,647
Share option reserve	iii	47,293	(40,944)	6,349
Investment revaluation reserve	vi	1,618	(166)	1,452
Retained earnings	i-vi, ix	88,232	(4,357)	83,875
Equity attributable to equity holders		1,343,790	(45,467)	1,298,323
Non-controlling interests	iv	—	15,964	15,964
Total Equity		$1,343,790	(29,503)	1,314,287

Retained Earnings Reconciliation:

	Notes	January 1, 2010
Canadian GAAP		88,232
Effects of Transition to IFRS:
Deferred tax and reclassification from foreign exchange gain/loss	i(a-e),vi	(5,506)
Depreciation (mineral property, plant and equipment, net)	v	(836)
Accretion (provision for asset retirement obligation and reclamation)	ii(a)	5,502
Fair value of share purchase warrants related to Aquiline	iii	(2,975)
Foreign exchange on available for sale monetary assets (AOCI)	vi	166
Non-controlling interests	iv	(708)
		(4,357)
IFRS		83,875

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

Notes to the IFRS reconciliations above:

i.                                         Deferred taxes

The adjustments to deferred income tax assets and liabilities reflect the tax effects under IAS 12 Income Taxes:

(a)         IAS 12 requires recognition of deferred income taxes for differences that arise on translation of non-monetary assets denominated in currencies other than the Company’s functional currency.  The tax bases of these non-monetary assets are re-measured from historical rates to functional currency using current exchange rates.  The difference as a result of change in exchange rates creates a deferred income tax adjustment. Under Canadian GAAP (“CGAAP”), the historical exchange rates were used and any differences that arose from re-measurement were recorded as foreign exchange gain or loss.  The Company has mining properties in Argentina, Peru, Mexico and Bolivia with significant tax basis denominated in local currencies, the movement between the US dollar and these local currencies gives rise to changes in deferred income tax.

(b)         Unlike CGAAP, IAS 12 prohibits the recognition of deferred taxes on initial recognition of an asset or liability where the acquisition is not a business combination and neither accounting profit nor taxable profit were affected at the time of the transaction.  Accordingly, in its opening statement of financial position, the Company has reversed the deferred income tax liabilities recognized on acquisition of the assets of Aquiline, Manantial Espejo and Alamo Dorado.

(c)          The deferred income tax expense booked on the deferred component of the employee profit-sharing arrangement at some of the Company’s sites is different under IFRS.  Unlike CGAAP, the deferred component of this employee benefit liability is not recognized under IAS 19 Employee benefits.

(d)         IAS 12 specifies the conditions under which an entity can offset both current and deferred tax assets and liabilities, and requires deferred taxes to be presented as non-current.

(e)          The tax effects of other IFRS adjustments.

ii.                                     Closure and decommissioning

(a)         Under IAS 37 Provisions, Contingent Liabilities and Contingent Assets, the closure provision is measured based on the best estimate of expenditure required to settle the obligation at the statement of financial position date using current discount rate and inflation assumptions; thus simplifying the calculation by removing the ‘layering’ concept used for CGAAP.  In addition, IFRS requires that the liability be re-measured at each reporting date versus the requirement in CGAAP to re-measure in the event of changes in the amount or timing of cash flows required to settle the obligation.

(b)         A reclassification of the accretion on the closure and decommissioning liability from operating expense to finance expense to comply with the presentation requirements of IAS 37.

iii.                                 Share purchase warrants

Reclassification of share purchase warrants that were presented as equity instruments under CGAAP to derivative financial liability under IAS 39 Financial Instruments: Recognition and Measurement.  Under IFRS, share purchase warrants with an exercise price denominated in a currency other than the Company’s functional currency are classified and accounted for as financial liabilities and, as such, are measured at their fair values with changes in fair values included in net earnings.

iv.                                  Adjustments for non-controlling interest

An adjustment to record the changes in non-controlling interests resulting from all the IFRS adjustments and reclassification of non-controlling interests to be included in the equity section under IFRS.

v.                                      Depreciation

The adjustment to depreciation is a result of a change in the mineral property, plant and equipment basis as a consequence of the changes to the closure and decommissioning liability at all the mine sites and changes related to IAS 12 Income Taxes as discussed above.  In addition, a presentation adjustment to include depreciation and amortization expenses as part of cost of sales.

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

vi.                                  Foreign exchange gains or losses on available-for-sale monetary securities

A reclassification of the unrealized foreign exchange gains or losses on available for sale monetary securities from other comprehensive income (under CGAAP) to earnings for the period (to retained earnings on transition date) to comply with IAS 39 Financial Instruments: Recognition and Measurement.

vii.                              Provisions

A reclassification of the current portion of litigation provision from trade and other payables to provisions.

viii.                          Royalty

A reclassification of royalty expenses from revenue to cost of sales to comply with the definition of Revenue under IAS 18 Revenue.

ix.                                  Changes in ownership interests

During the first quarter of 2010, the Company increased a controlling ownership interest in a business (Aquiline) by 7%.  Under IFRS, changes in ownership interest that do not result in a loss of control are accounted for as equity transactions and the carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary.  Under the CGAAP policy of the entity, such changes were treated as step acquisitions requiring an increase in the carrying value of the consolidated business.  An adjustment was required in the first quarter of 2010 in order to adjust the IFRS financial statements for the impact of this GAAP difference and appropriately account for this change as an equity transaction under IFRS.  Accordingly, a $39.8 million adjustment was charged to equity (within retained earnings) under IFRS for this period.  This is disclosed in the statement of equity prepared under IFRS for the year ended December 31, 2010.

Consolidated Statement of Cash Flows Reconciliation

The adoption of IFRS has not had any impact on the net cash flows of the Company, with the exception of the treatment of advances received for construction and equipment leases which under CGAAP are applied to capital for net investing whereas under IFRS they are included in income.  Additionally, the changes made to the statements of financial position and income statements have resulted in reclassifications of various amounts on the statements of cash flows, however as there have been no significant change to the net cash flows, no reconciliations have been presented.

First time Adoption Exemptions Applied

IFRS 1 First-time Adoption of International Financial Reporting Standards, which governs the first-time adoption of IFRS, in general requires accounting policies to be applied retrospectively to determine the opening statement of financial position at the Company’s transition date of January 1, 2010, unless certain exemptions are applied.  The exemptions that the Company has elected to apply are:

a.              Deemed Cost Exemption

IFRS 1 provides an option that allows a first-time adopter to elect to use a previous GAAP revaluation of an item of property, plant and equipment at or before the date of transition to IFRS as deemed cost at the date of the revaluation, if the revaluation was, at the date of the revaluation, broadly comparable to fair value. The Company had previously revalued the property, plant and equipment assets at Quiruvilca and La Colorada as a result of a CGAAP impairment, and has elected these revalued amounts less subsequent depreciation as the deemed cost at the date of transition to IFRS.

b.              Decommissioning Liability Exemption

IFRS 1 indicates that a first-time adopter may elect not to apply IFRIC 1 Changes in Existing Decommissioning, Restoration and Similar Liabilities retrospectively.  The Company applied this election and accordingly measured the decommissioning liability as at the date of transition to IFRS in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and estimated the

Pan American Silver Corp.

Notes to the Consolidated Financial Statements

As at December 31, 2011, December 31, 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010

(Tabular amounts are in thousands of U.S. dollars except number of options and warrants and per share amounts)

amounts that would have been included in the cost of the related mineral property, plant and equipment and recalculated the accumulated depreciation for those assets at January 1, 2010.

c.               Business Combination Exemption

IFRS 1 allows a first-time adopter to avoid application of IFRS 3R Business Combinations retrospectively to business combinations that occurred before either the date of transition to IFRS or an alternative pre-transition date.  The Company applied this exemption to business combinations that occurred prior to January 1, 2010.

d.              Share-Based Payment Exemption

IFRS 1 gives a first-time adopter the option to not apply IFRS 2 Share-Based Payment to (i) equity instruments that were granted for the periods on or before November 7, 2002 or after November 7, 2002 but that vested before the date of transition to IFRS and (ii) liabilities arising from cash-settled share-based payment transactions if those liabilities were settled before January 1, 2005 or before the date of transition to IFRS.  The Company elected to apply this exemption on its January 1, 2010 date of transition to IFRS.

e.               Leases Exemption

IFRS 1 provides a first-time adopter with an option to not apply certain requirements under IAS 17 Leases retrospectively.  The Company applied two exemptions and accordingly assessed whether an arrangement contains a lease on the basis of facts and circumstances existing at the date of transition to IFRS. Secondly, the Company did not reassess the determination of whether an arrangement contains a lease under IFRS if the determination made under CGAAP gave the same outcome as that from the application of IAS 17 Leases and IFRIC 4 Determining Whether an Arrangement Contains a Lease.

f.                 Borrowing Costs Exemption

This exemption in IFRS 1 allows a first-time adopter to apply the transitional provisions set out in IAS 23 Borrowing Costs at January 1, 2009 or the date of transition to IFRS, whichever is later.  IAS 23 requires the capitalization of borrowing costs related to all qualifying assets.  The Company elected to apply IAS 23 Borrowing Costs to qualifying assets for which the commencement date for capitalization is on or after January 1, 2010.

24.                               Subsequent Events

On January 23, 2012, Pan American and Minefinders Corporation Ltd. (“Minefinders”) announced that they have entered into a definitive agreement (the “Arrangement Agreement”) pursuant to which Pan American will acquire all of the issued and outstanding common shares of Minefinders by way of a plan of arrangement.  Under the terms of the Arrangement Agreement, Minefinders’ shareholders will be entitled to receive, in exchange for each Minefinders’ share held, either: (i) 0.55 shares of Pan American and CAD$1.84 in cash; or (ii) 0.6235 shares of Pan American; or (iii) CAD$15.60 in cash, subject to pro-ration under total aggregate cash and share pools. The consideration represents a total offer value of CAD$15.60 per Minefinders’ share and implies a total transaction value of CAD$1.38 billion.  The agreement also provides for reciprocal termination payments of approximately CAD$42 million and reciprocal expense reimbursement of payments of approximately CAD$5 million in certain specified circumstances.

Following completion of the transaction, former Minefinders’ security holders will own up to approximately 32% of Pan American, on a fully-diluted basis.  The proposed acquisition is subject to approval by Pan American’s shareholders and Minefinders’ security holders, and the terms and conditions for the proposed transaction will be summarized in the management information circulars to be provided to Pan American’s shareholders and Minefinders’ security holders. The Company’s management information circular relating to the acquisition was mailed out to its shareholders in February 2012.  A special meeting of the Company’s shareholders will take place on March 26, 2012. If approved by Pan American’s shareholders and Minefinders’ security holders, the Company expects to complete the proposed transaction by the end of March 2012.